UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PACIFIC CMA, INC.

(Name of small business issuer in its charter)

Colorado	4231	84-1475073
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4750 Table Mesa Drive Boulder, CO	80305
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (303) 494-3000

AGI Logistics (Hong Kong) Ltd.

Unit D, 11/F, Garment Center,

576-586 Castle Peak Road,

Cheung Sha Wan, Kowloon,

Hong Kong

(Address of principal place of business or intended principal place of business)

Gary S. Joiner

4750 Table Mesa Drive

Boulder, CO 80305

(303) 494-3000

(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

From time to time after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [ X ].

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b), under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

(1) We estimated the price of our shares in accordance with Rule 457(c) in order to calculate the registration fee, which we have already paid. The estimate of the price of our shares is based upon the terms of the Stock Purchase Agreement signed by the selling shareholder on whose behalf we are filing this registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SECTION 8(A) MAY DETERMINE.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, no par value	1,100,000	$3.65	$4,015,000	$959.58

PROSPECTUS

Pacific CMA, Inc.

A shareholder of Pacific CMA, Inc. ("we," "our") is offering up to 1,100,000 shares of common stock for sale. We are registering these shares as requested by an Investors' Rights Agreement we executed with the shareholder.

The selling shareholder may sell the shares of common stock directly or through underwriters, dealers, or agents. It may pledge some of the shares of common stock as security. More information about the way the selling shareholder may distribute the common stock is set forth under the "Plan of Distribution."

The common stock is listed on the Over The Counter Bulletin Board (symbol: PCCM) but is not listed on any other national securities exchange or any NASDAQ stock market and there is no current underwriting arrangement in connection with this offering.

We will not receive any proceeds from shares sold by the selling shareholder and shall bear all the expenses incurred in connection with registering this offering of common stock.

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. (SEE "RISK FACTORS")

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus will not be used before the effective date of the registration statement.

The selling shareholder and any broker-dealers participating in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the 1933 Act, and any commissions or discounts given to any broker-dealer may be regarded as underwriting commissions or discounts under the 1933 Act.

The date of this prospectus is , 2001

SUMMARY

This summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus, which contains more detailed information with respect to each of the matters summarized in this prospectus as well as other matters not covered in the summary. All prospective investors should carefully review the entire contents of the prospectus and the exhibits attached hereto, individually and with their own tax, legal and business advisors.

Pacific CMA, Inc.

4750 Table Mesa Drive

Boulder, Colorado 80305

(303) 494-3000

Pacific CMA, Inc. was incorporated under the law of the State of Colorado on December 30, 1994, as a blank check company, whose business plan was to seek, to investigate, and, if warranted, to acquire one or more properties or businesses. In August, 2000, Pacific CMA acquired all of the issued and outstanding common stock of AGI Logistics (Hong Kong) Ltd. Pacific CMA, Inc., does not directly carry on any business activities. All of its operations are carried on through AGI Logistics (Hong Kong) Ltd., its wholly-owned subsidiary.

AGI Logistics (Hong Kong) Ltd.

Unit D, 11/F, Garment Center,

576-586 Castle Peak Road,

Cheung Sha Wan, Kowloon,

Hong Kong

Tel: 852-2953 0288

Fax: 852-2104 7696

AGI Logistics (HK) Ltd. is a logistics service provider/freight-forwarding company based in Hong Kong that arranges delivery of customers' goods, primarily going to or from China via Hong Kong. AGI was established by Mr. Alfred Lam, Pacific CMA's chairman, in August 1998.

AGI arranges multi-source methods of freight forwarding including:

International Shipping: Air and ocean transport of freight utilizing international commercial and cargo lines

Truck: Movement of non-expedited freight via our own trucking fleet of four vehicles as well as independent trucking firms and owner-operators.

River Barge: Delivery of cargo to terminals or to tackles of ocean vessels

Rail: Movement of non-expedited freight via railroads

Although capable of handling packages and shipments of any size, AGI focus primarily on large shipments of equipment or materials weighing over 100 kilograms.

AGI Logistics (HK) Ltd. is incorporated and carries on its business primarily in Hong Kong. AGI has three representative offices in China, in Shenzhen and Guangzhou. AGI receives all payments for its services at its head office in Hong Kong. Less than $2,000 of its gross revenues for 2000 were derived from operations in China.

On August 28, 2000, 100% of the issued and outstanding shares of AGI Logistics (HK) Ltd were exchanged for eight million newly issued shares of Pacific CMA, which constituted 40% of the then issued and outstanding shares. As a result of this transaction, AGI became a wholly owned subsidiary of Pacific CMA.

AGI has two subsidiaries:

Guangzhou Huasheng International Forwarding Limited

Unit D, 11th Floor, Garment Centre

No 576-586 Castle Peak Road

Cheung Sha Wan

Kowloon, Hong Kong

Sparkle Shipping, Godown, Wharf & Transp. Co. Limited

Unit D, 11th Floor, Garment Centre

No 576-586 Castle Peak Road

Cheung Sha Wan

Kowloon, HongKong

Guangzhou Huasheng International Forwarding Limited has one subsidiary, AGI Logistics (Shenzhen) Ltd. - PRC Incorporated, (Futian Free Trade Zone China), but it was disposed of on May 11, 2001.

Common Stock Outstanding

We currently have 21,214,050 shares of the common stock outstanding, which includes 1,100,000 shares owned by the selling shareholder and which are subject to a call right and a put right as set forth in a Stock Purchase Agreement between us and the selling shareholder. These call rights and put rights are described more specifically below, and in the event of their exercise will have the effect of reducing the number of outstanding shares.

Securities Offered

The selling shareholder is InfinityVentures.Net, Inc., of 750 Columbus Avenue, Suite PHF, New York, NY 10025. In this offering, the selling shareholder is offering 1,100,000 shares of common stock at market price. These 1,100,000 shares were issued in a stock purchase transaction which was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 or Rule 505 or 506 promulgated thereunder.

The shares of stock being offered by the selling shareholder were acquired pursuant to a Stock Purchase Agreement dated December 4, 2001, between the selling shareholder and us. The Stock Purchase Agreement contains several rights and obligations between the parties including a "Call Right" which allows us to repurchase the shares unless the selling shareholder contributes additional capital to the Company, a "Release Right" which allows the selling shareholder to cancel our Call Right by contributing additional capital, and a "Put Right" which requires us to repurchase a portion of the shares in certain circumstances. All of these rights and obligations are more fully described herein under the heading "Selling Shareholder."

No Proceeds to Pacific CMA for the Sale of the Stock

We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling shareholder.

Risk Factors

Investment in the common stock involves a high degree of risk and immediate substantial dilution. See "Risk Factors." Among the significant risk factors are:

Changes in world economic conditions could adversely affect our operations.

AGI's revenues may be reduced due to various factors related to the fact that a significant part of our operations are located abroad, primarily in China.

An increase in the level of competition could adversely affect our revenues.

Termination of AGI's relationships with agency offices could reduce AGI's revenues.

There is currently only a limited public market for our shares, and it may be difficult for persons who purchase shares in this offering to resell them.

The existence of a control block of approximately 80% which gives us control and allows us to make decisions with which minority shareholders may disagree.

RISK FACTORS

In addition to the other information provided in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of the common stock. A purchase of the common stock is speculative in nature and involves numerous risks. No purchase of the common stock should be made by any person who cannot afford to lose the entire amount of this investment.

BUSINESS RISKS

A downturn in world economic conditions could reduce AGI's revenues and customer demand decreases.

AGI's revenue is directly affected by the condition of the world's economies. Should a major recession, or many smaller recessions, occur, the demand for AGI's freight transport services could fall, directly resulting in a loss of income to AGI.

An increase in the level of competition in the freight forwarding industry may affect AGI's revenues.

In large part, AGI's freight forwarding services are based in Hong Kong and the Peoples Republic of China. In the event of an increase in the level of competition in any segment of the freight forwarding industry, particularly those in Hong Kong and China, AGI's level of business activity could be significantly reduced thereby reducing its revenues.

Termination of AGI's relationships with agency offices could reduce AGI's revenues. These agreements may be terminated with 30 days notice.

The agreements governing the relationship between AGI and AGI's agency offices may be terminated upon 30 days notice by either party. AGI's revenues in a particular market would be reduced if one of AGI's agency offices terminated their agreement with us.

If agency offices and employees terminate their agreements, they could easily compete with AGI, potentially causing a reduction in AGI's revenues. AGI's agency offices and employees are not bound by non-competition agreements.

AGI's agency offices and employees, some of whom are integral to AGI's relationships with certain key customers or locations, may terminate their relationship with AGI with little or no notice and go to work for one of AGI's competitors. These individuals have an understanding of AGI's business operations and proprietary approaches to the marketplace. Key agency operators or employees may go to work for a competitor and exploit the knowledge and training they received while working for the business of AGI, thereby causing AGI to lose customers or market share which, in turn, would result in a loss of revenue.

Disruptions in transportation services could reduce AGI's revenues as AGI's freight services depend on a reliable, secure transportation supply.

Acts of terrorism, acts of God, loss of transportation vehicles (i.e., airplane wrecks) and the unavoidable delays concomitant with the above would disrupt transportation services and directly result in a loss of revenues to AGI. Additionally, AGI depends, in large part, on third parties for the actual transportation of freight, whether by air, sea, river or truck. The refusal of any of these third parties to contract with AGI, could affect AGI's revenues if AGI could not secure transportation through another party or parties.

The frequency or severity of accidents, liability claims or unfavorable resolutions of claims could decrease AGI's profitability.

AGI's fleet of trucks and other third party transportation carriers with which AGI contracts occasionally transport dangerous goods such as lighters, magnetic substances, and batteries. AGI may have to depend on the services of these third parties as AGI's business grows. AGI may be held liable for their actions. AGI carries US$250,000 of liability insurance on every single handled shipment. Claims may, however, exceed the amount of liability coverage carried at any one time. The risk that AGI's liability coverage could be inadequate increases as AGI's fleet of trucks and use of third parties expands and as more cargo is transported.

Shortages or increases in the price of cargo space could reduce AGI's revenues as AGI's air, sea, river and truck freight services depend on the availability of competitive cargo space from third parties.

AGI's freight services business depends on the availability of cargo space. Shortages of available cargo space occur from time to time, usually around holidays and in heavy transportation lanes. In addition, available cargo space could be reduced as a result of decreases in the number of transportation providers in particular locations and delays and cancellations of delivery schedules or schedule changes. Moreover, increases in the cost of cargo space, due to shortages in supply, increases in fuel cost or other factors, would increase AGI's costs and reduce our revenues.

AGI's limited operating history makes it difficult to accurately predict future cash flows.

AGI may not be able to accurately predict future cash flow which could affect on-going operations if there is an unanticipated revenue shortfall.

AGI's limited operating results have been subject to quarterly seasonal trends. The first quarter of the calendar year has traditionally been the weakest and the third and fourth quarters have traditionally been the strongest. This pattern is the result of, or is influenced by, numerous factors that are beyond AGI's control including climate, holidays, consumer demand, economic conditions and other similar forces. In addition, this historical quarterly trend has been influenced by the growth and diversification of AGI's service offerings. A significant portion of AGI's revenues are derived from customers in industries whose shipping patterns are tied closely to consumer demand and from customers in industries whose shipping patterns are tied to production schedules in a manner that does not allow significant advance notice of intent to ship. Therefore, the timing of AGI's revenues are, to a large degree, impacted by factors out of AGI's control. Additionally, many customers ship a significant portion of their goods at or near the end of a quarter, and therefore, AGI may not learn of a shortfall in revenues until late in a quarter.

AGI's inability to accurately predict downward trends or weak operating results increases the risk that AGI may not have sufficient revenues to sustain it's growth. Insufficient cash flow may affect AGI's ability to complete acquisitions or develop new service offerings.

Because we and AGI rely heavily on our key employees, the loss of their services could make it impossible to continue the operations of the business.

Our future success, and that of AGI's, will depend in part on the services of Mr. Lam and other key personnel and on our ability to identify, hire and retain additional qualified personnel. There is significant competition for qualified personnel in the areas of our activities, and there can be no assurance that either we or AGI will be able to continue to attract and retain the personnel necessary for the development of our business. Because of intense competition, neither we nor AGI may be successful in adding personnel to satisfy staffing requirements. Failure to attract and retain key personnel may reduce our revenues. Neither we nor AGI maintain key person life insurance on our key personnel.

The political uncertainty in Hong Kong and the Peoples Republic of China makes it difficult to develop any long range business planning.

The transition of Hong Kong from Great Britain to China has created a certain level of unrest in Hong Kong regarding the extent to which China intends to enforce its laws and business practices there. In addition, China itself is just beginning to open its doors to foreign businesses and private ownership of companies and businesses within China. There is no guarantee that China will continue these progressive reforms or that they will keep the ones they have. Further, there is no guarantee that China will permit Hong Kong to continue as a semi-independent entity. AGI relies heavily on business to and from China and Hong Kong. Any change in the political climate of either of these states would have a direct, negative impact on AGI's business and profitability.

U.S. investors may experience difficulties in attempting to enforce liabilities based upon U.S. federal securities laws against AGI and its non-U.S. resident directors.

AGI is incorporated in Hong Kong and its subsidiaries are organized in Hong Kong and mainland China. All of AGI's assets and those of its subsidiaries are located outside the United States. Some directors of AGI and Pacific CMA are foreign citizens. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us or to enforce judgment upon us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our or the assets of our subsidiaries are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries based upon these laws.

MARKET RISKS

Minority stockholders may have difficulty influencing our activities because we have significant control over stockholder matters.

Our officers and directors and their families control the outcome of all matters submitted to a vote of the holders of common stock, including the election of directors, amendments to Pacific CMA's certificate of incorporation and approval of significant corporate transactions. These persons are currently the beneficial owners, in the aggregate, of approximately 80% of Pacific CMA's outstanding common stock. This consolidation of voting power could have the effect of delaying, deterring or preventing a change in control of Pacific CMA that might be beneficial to other stockholders.

There is a possibility of future dilution due to issuance of additional shares.

Our articles of incorporation authorize the issuance of 100,000,000 shares of common stock. Approximately 78.8% of our authorized common stock remains unissued. Our Board of Directors has the power to issue substantial additional shares and the right to determine the voting dividend, conversion, liquidation, preferences and other conditions of the shares without Shareholder approval. We may choose to issue such shares to acquire business interests or other types of property in the future.

Potential investors should be aware that any such stock issuance may result in reduction of the book value or market price, if any, of the outstanding shares of common stock. If we issue any additional shares of common stock, such issuance will reduce the proportionate ownership and voting power of each other shareholder. Further, any new issuance of shares may result in a change of control or management.

It may be difficult for you to sell your shares if Pacific CMA's stock is subject to penny stock rules.

Broker-dealer practices in connection with transactions in penny stocks are regulated by penny stock rules adopted by the SEC. These requirements are likely to have the effect of reducing the level of trading activity in Pacific CMA's stock as long as it falls within the definition of "penny stock."

Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

Because there is currently only a limited public market for our securities, an investor may have difficulty in liquidating his/her investment.

At the present time, our common stock is not listed on the NASDAQ Small Cap exchange or on any national or regional stock exchange. Although dealer prices for our common stock are currently listed on the OTC Bulletin Board under the symbol "PCCM," trading has been sporadic and limited since such quotations first appeared on December 7, 2001.

There is no assurance as to when or whether the public market for our common stock will become more active or liquid. In that regard, prospective purchasers should consider that this offering is being made without underwriting arrangements typically found in an initial public offering of securities. Such arrangements generally provide for the issuer of securities to sell them to an underwriter which, in turn, sells the securities to its customers and other members of the public at a fixed offering price, with the result that the underwriter has a continuing interest in the market for such securities following the offering.

We may not be successful in obtaining or maintaining a listing on the NASDAQ Small Cap market. Our stock price may be subject to significant volatility.

We intend to apply to have our common stock approved for quotation on the NASDAQ Small Cap Market (the "Small Cap Market") as soon as we are eligible to do so. The eligibility requirements for the Small Cap Market include, among other things, either (i) stockholders' equity of $5,000,000, (ii) a market capitalization of $50,000,000, or (iii) net income of $750,000 in the latest fiscal year or in 2 of the last 3 years, a public float of at least 1,000,000 shares, and a minimum bid price of at least $4.000 for a minimum of 90 days before applying for listing. There is no assurance that our application will be approved, or if approved, that we will thereafter meet the requirements for continued listing. If we are unable to obtain or to maintain a listing on the Small Cap Market, quotations, if any, for "bid" and "asked" prices of our common stock would be available only in the "pink sheets" published by the National Quotation Bureau, Inc., or on the OTC Bulletin Board where our common stock has been currently listed. This means that an investor may find it more difficult to dispose of or to obtain accurate quotations for our common stock than would be the case if our stock were quoted on the Small Cap Market. The trading prices of our common stock could be subject to wide fluctuations in response to a variety of factors, including, but not limited to, our financial results, our introduction of new services, competitive companies and products, and general economic conditions. In addition, in recent years, the stock market as a whole has experienced a high level of price and volume volatility. During this period, market prices for many companies, particularly smaller growing companies, have experienced wide price fluctuations not necessarily related to the operating performance of these companies. Thus, the market price for our common stock may be affected by general stock market volatility.

SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward looking statements and information relating to Pacific CMA and AGI that are based on the beliefs of management as well as assumptions made by, and information available to, management. When used in this prospectus, the words "anticipate," "believe," "estimate," "expect," "will," "could," "may," and similar expressions are intended to identify forward looking statements but the absence of any word does not mean that the statement is not forward looking. These statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties, and assumptions, including those described under "Risks Factors"and elsewhere in this prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. In addition to the other information in this prospectus, the above factors should be carefully considered in evaluating Pacific CMA and AGI's business and before purchasing the securities offered hereby.

USE OF PROCEEDS

We will receive no proceeds from the sale by the selling shareholder of the shares offered under this prospectus.

DETERMINATION OF OFFERING PRICE AND MARKET INFORMATION

The shares we are registering will not be sold by us. They will be sold at the market price as of the date of sale, or at a price negotiated by the selling shareholder in a private sale.

Our common stock is traded on a limited basis in the over-the-counter market and has been quoted on the OTC Bulletin Board under the symbol "PCCM," since October 31, 2001. As of December 24, 2001, the closing bid price on the over-the-counter Bulletin Board was $1.25. The following table sets forth representative high and low bid prices by calendar quarter as reported on the OTC Bulletin Board since October 31, 2001, the date of its first trade. Since the level of trading in our common stock has been limited, the bid prices may not be indicative of the value of the common stock or the existence of an active market. The OTC Bulletin Board quotations reflect inter-dealer prices without retail markup, mark-down, or other fees or commissions, and may not necessarily represent actual transactions.

Period	Bid Prices
	Low	High
Quarter ended December 31, 2001	$0.30	$2.00

Shareholders

As of December 21, 2001, we have 181 holders of record of our common stock.

DILUTION

Dilution is the amount by which the offering price you pay for stock exceeds the net tangible book value per share of the stock after the offering. There is no change in the net book value of our shares as a result of the offering because we will not receive any proceeds from these sales.

BUSINESS

General

We were incorporated under the law of the State of Colorado on December 30, 1994 as a blank check company, whose business plan was to seek, investigate, and if warranted, acquire one or more properties or businesses. On August 28, 2000, we acquired 100% of the issued and outstanding shares of AGI Logistics (HK) Ltd. in a share exchange transaction. As a result of this transaction, AGI Logistics (HK) Ltd., became our wholly owned subsidiary.

We do not directly carry on any business activities. All of our operations are conducted through our wholly owned subsidiary, AGI Logistics (HK) Ltd. Thus, the following discussion of our business is based on the operations of AGI Logistics (HK) Ltd.

Principal Services and their Markets

AGI Logistics (HK) Ltd. is a logistics service provider/freight-forwarding company based in Hong Kong. AGI arranges delivery of customers' goods going primarily to or from China via Hong Kong. It was established in August 1998. AGI ships cargo on a variety of media, including ground, sea, river, rail or air freight. Specifically, AGI uses the following freight forwarding methods: (i) international shipping (air and ocean transport of freight utilizing international commercial and cargo lines); (ii) truck (movement of non-expedited freight via AGI's own trucking fleet of four vehicles as well as independent trucking firms and owner-operators); (iii) river barge (delivery of cargo to terminals or to tackles of ocean vessels); and (iv) rail (movement of non-expedited freight via railroads).

AGI focuses primarily on large shipments of equipment or materials weighing over 100 kilograms. As a result, AGI does not generally compete with overnight courier or expedited small package companies such as Federal Express Corporation, United Parcel Service of America, Inc. or the local postal service. AGI is capable of handling perishable, dangerous cargo, reefer - or refrigerated - cargo and duty free cargo.

Air and Ocean Freight Business

AGI has focused its development on international shipping (air and ocean transport of freight). It does not own or operate any aircraft, ships, river barges or railroads itself. Instead it utilizes international commercial and cargo lines to provide expedited transport. The mode of transportation depends on a variety of factors including such things as the contents of the shipment, the basis of the route, departure time, available cargo capacity and cost.

In situations where air transport is the chosen mode of transportation, AGI picks up, or arranges for the pick up of, a shipment at the customer's location and delivers it directly to the commercial carrier. The commercial carrier delivers it to the selected destination airport, shipping warehouse, ship, or railway station. AGI then picks up and delivers the shipment, or arranges for the pickup and delivery of the shipment to the recipient's location. Through AGI's arrangements with trucking, shipping and rail companies, AGI is able to provide direct door-to-door expedited service throughout Southern China and Hong Kong.

AGI has recently established an airfreight operations office and warehouse in the Hong Kong Air Freight Forwarding Center. The proximity of this site to the airport makes it more convenient and speedy than other freight forwarding companies that are located further from the airport, especially in handling perishable, dutiable items and dangerous goods. From this location, AGI handles export cargo to everywhere in the world, including Europe, North America, the Indian-Subcontinent, and Australia. Import cargoes are mostly from North America and other locations in the Far East. AGI's location near the airport enhances its ability to consolidate outgoing break- bulk shipments (shipments from different senders going to the same destination that are consolidated for shipment together) and to separate and process for delivery incoming break- bulk consignments.

AGI offers a wide range of sea freight services, including loose cargo consolidation, special arrangements for bulky on-deck cargo, full container load handling, sea-air transportation, inland trucking between factory and warehouse, storage and warehousing, export/import declaration and electronic data interchange of import/export license. It has recently established representative offices at the Yantian International Container Port and Zhuhai.

Trucking

In Hong Kong, AGI is able to provide local pick-up and delivery of cargo, by either using its own fleet of radio-equipped trucks or engaging sub-contractors to provide the services. AGI's truckload brokerage services locate and secure capacity when non-expedited ground transportation is the most cost-effective means of meeting a customer's delivery requirements. AGI's brokerage operations enable it to serve a large number of customers simultaneously through third-party common carriers. Third-party common carriers can be engaged on an "as needed" basis.

River Freight

AGI started to offer river freight service through feeder boats (small container boats generally capable of carrying 30 - 40 containers) in 1999 to service customers seeking transshipment of goods in South China. At present, its feeder boats mainly serve the Pearl River Delta Region connecting with Zhuhai, Zhongshan, Nansha, Guangzhou, Dongguan, Shenzhen, Yantain Port and Kwai Chung Terminal.

Physically, goods need to be taken to Hong Kong by trucks or by river feeder boats and transferred onto ocean-going vessels; or vice versa if the goods are moving in the opposite direction. However, cargo carried by trucks face serious customs problems at the Chinese border, causing delays of delivery. In addition, a single container can be only carried by one truck, which is costly. In view of this, feeder boats share the workload of trucks with no traffic congestion while enjoying lower costs and greater flexibility in delivering cargo to terminals or to tackles of ocean vessels.

Rail Freight

There is a 24 kilometer rail link from Yantian International Container Terminal to Pinghu Station to connect onto the Guangzhou-Shenzhen main line. This rail link is able to expand Yantian Port inland by exporting cargo from and delivering cargo to places along both the Beijing-Guangzhou Railway and the Beijing-Jiulong Railway. There are plans to open up the market at Yunnan, Guizhou, Sichuan, Wuhan and Chengdu by providing rail link services and to door services afterwards.

Shenzhen Ping Yan Railway is a regional railway for YanTian Port, an international transshipment port. It starts from Ping Hu Station of Guangshen Railway in the north and is connected with two major trunk lines, with the south end at Yantian Station of Yantian Zone. The mainline is 23 kilometers and has two stations, Yantian, and Henggang Station.

With the continuous development of Yantian and the launching of Phrase 2 expansion of Yantian International Container Terminal, the handling capacity of the port is growing. In addition, the development of Shenzhen eastern district, the construction of Long Gang Large Industrial Zone along the rail line, should bring a larger supply of freight for the railway.

Operations and Plan of Future Operations

AGI enjoys a broad customer base, which it has built up over a period of more than one year. It has several hundred customers that have maintained regular business dealings with it over the past year, including over 40 major customers that buy or sell merchandise such as garments, toys, electronics parts and appliances. AGI believes one of the benefits arising from the broad customer base is that it has acquired extensive experience in accommodating the requirements of different customers in dealing with a great variety of products. The diversity in the mix of cargo enhances the ability to achieve economics of scale.

To accommodate its expedited freight customers who are demanding more than basic transportation services, AGI offers a variety of services including:

In-house customer services provided to clients from Monday through Friday from, 9:00 a.m. to 6:00 p.m. and Saturday from 9 a.m. to 1 p.m.

Customs and international documentation: AGI is authorized by the Hong Kong government to issue transshipment licenses which are commonly used for licensed cargo from mainland China via Hong Kong to overseas.

Its airfreight warehouse is located in the Airport Freight Forwarding Center, which is a 24 hours security guarded center.

Proof of delivery documentation for every shipment is available upon client's request.

Door-to-door services available upon client's request

AGI derives its income in the form of commissions received from overseas agents and handling and delivery charges received from customers. AGI had current annual revenue of approximately $14,169,226 in 2000. Airfreight and sea freight forwarding are the most profitable sectors of its operations, accounting for over 90% of total gross profit with rail, river, and overland trucking operations accounting for the remainder.

The majority of AGI's transactions are denominated in Hong Kong dollars or US dollars. The risk due to exchange rate fluctuation is negligible so long as the Hong Kong dollar remains pegged to the US dollar. Sales are made on credit, generally of 30 days, or on a cash basis. There is in existence a credit control policy, which AGI's employees have been instructed to follow by checking or obtaining the credit reference of new customers and reviewing the credit records of its customers by senior staff and obtaining prior approval from a director for orders in excess of a pre-determined amount. AGI on the other hand receives credit, generally of 30 days, from airlines and shipping lines and the settlement is usually on a cash basis.

AGI markets its services through a national sales organization consisting of 5 company-owned branch offices, over seventy cargo agents distributed in 54 countries and 129 cities serving the major gateways worldwide agency-owned branch offices and independent sales and marketing agents. AGI expects to continue expansion by increasing the number of branch offices, recruiting additional independent sales and marketing agents and expanding AGI's fleet of independent truck owner-operators. AGI's marketing efforts are directed primarily to distribution, procurement and marketing managers of potential customers with substantial requirements for international transportation of cargo.

Through AGI's expansion, AGI anticipates that it will be able to transport a greater number of shipments and AGI anticipates that the increase in volume may in some but not all cases allow it to obtain lower rates from air and ground service providers. By consolidating freight shipments, AGI expects to reduce its costs of transportation.

AGI is a member of the International Air Transport Association, Hong Kong Association of Freight Forwarding Agents Ltd., a member of The Household Goods Forwarders Association of America, and an associated member of the International Federation of Freight Forwarders Association.

AGI maintains its administrative headquarters in Hong Kong and operates three company-owned branch offices. It also has relationships with numerous independent contractor agency offices throughout the world. AGI intends to expand its business principally through the establishment of branch offices in strategic locations throughout China, and through the use of independent sales and marketing agents in strategic locations throughout the world.

Agency offices are owned and operated by independent business owners who enter into agency agreements with AGI. AGI plans to operate company-owned branch offices in South China and to use agency offices elsewhere in the world. Each branch office and overseas agency office is equipped with computer systems and coordinates the handling of cargo. Representatives at each station are capable of organizing full range of logistics activities, providing fast and accurate tracking record of freight transactions.

AGI may expedite its expansion through strategic acquisitions. AGI recognizes that, in some circumstances, the most-efficient way to expand AGI's operations will be by acquiring an existing company. Prospects would include existing freight forwarders in certain key markets or companies whose services compliment AGI's own. AGI believes expansion through acquisition may enable it to increase AGI's market share more rapidly and allow it to take advantage of opportunities arising from economies of scale earlier than if AGI relied exclusively on internal expansion.

Another important component of AGI's business strategy is the development of advanced information systems. The Internet Freight concept, which is to be promoted via its website www.agi.com.hk enables the user to send booking or rate quotation inquiries to AGI, access update shipping schedules obtain shipping orders from the website and track and trace cargo movement status.

Logistics is one of the most important parts of e-commerce. The logistics industry itself has been one of the slowest to develop technologies to complete the end-to-end supply chain solution. AGI plans to be one of the leading pioneers in this field, using the latest technologies, which will help to enable Asian manufacturers to comply with their Western buyers time sensitive quotation request and other requirements. If it successfully implements its business plan, which is not certain, AGI will offer its customers a true paperless airfreight system using the Internet for creating house air waybills, commercial invoices, and real time tracing and tracking.

On November 11, 2001, China signed an agreement to became a member of the World Trade Organization (WTO). China's membership in the WTO became effective on December 11, 2001. AGI expects that import and export cargo of China will increase significantly as a result. Accordingly, AGI expects to expand its operations in China.

AGI has been appointed the exclusive logistics partner to Asian Trade Link, an Asian catalogue sourcing site that will shortly connect with one of the leading international trade banks enabling them to offer their client a true end-to-end solution from sourcing to online letter of credit application, freight quotation, online freight booking, online credit check and inspection, shipping and finally electronic Bill of Lading enabling electronic payment to all parties within hours of shipping.

AGI is working with BuyThe Sample.com, a company developing a complete trade samples shipping and payment solution, taking the uncertainty and difficulty out of ordering commercial samples from Asia, as well as making it easier for Asian manufacturing companies to give samples to international buyers. This is potentially a huge business for both airfreight and sea freight. Consolidation to key gateways will help to reduce the cost of shipping samples.

Nowadays, e-commerce becomes more popular owing to the rapid development of internet. Business firms, especially those companies have active involvement in finance, investment and banking, new transactions of catalog sales are putting forth via internet. There is no doubt that the traditional consumption pattern is going to be modified in response to this new electronic era.

It is forecasted that production bases are going to be developed further in low labor cost sites, such as China, the Indian sub-continent and African countries, while the consumption of consumer products is less geographically bound by end-user market places. Purchasing via electronic means will gradually replace the retail store on the street or in the shopping mall, especially for those homogenous products.

While the inertia of general consumers to change their shopping habits is hard to predict, at least AGI as a forwarder needs to change in order to accommodate the e-commerce trend. No matter how the consumption will be made, cargoes will need to be shipped from sellers to buyers. E-commerce promotes the business to customers who demand door-to-door service. The international courier enterprises will definitely benefit from the increased demand of door-to-door services, while leaving both liners and airlines behind. In view of the future development trend, AGI is more flexible than the carriers on selecting companion partners, for example, the local courier companies who offering to-door delivery services.

AGI expects that the rapid advancement of computer and internet technology will continue to create more advanced functional applications and raise customers' expectations for greater efficiency when making inquiries or bookings. The internet freight system will definitely shorten the process cycle of logistic service. AGI believes that this unique self-perpetuating nature of the internet freight system is the underlying force, which creates the continuous expansion and diversification of the freight market. AGI believes that the changes and growth in the freight forwarding industry will continue to present tremendous opportunities to the freight industry and related business especially in China.

Distribution Arrangements

AGI has agency contracts with independent contractors in 129 offices in countries throughout the world. Through the use of these independent sales and marketing agents, AGI can expand its business without the costs typically associated with the ownership and maintenance of company-owned branch offices. These offices collect freight on behalf of AGI and send it to Hong Kong, provide sales and marketing support, deal with break-bulk, customs brokerage and clearance, and local delivery services, and handle routing of orders from an overseas country to Hong Kong.

AGI provides these offices with various services including handling export cargo from Hong Kong, providing local pick-up and transshipment via Hong Kong rail/sea/air terminals, handling import cargo from overseas, dealing with break-bulk, documentation, and customs brokerage and clearance, and providing warehousing and storage.

The gross profit of the air and sea freight shipments is generally divided equally between AGI and its individual overseas agents. The arrangements between AGI and its overseas agents are usually non-exclusive. Either party may terminate the agency agreement upon thirty days written notice to the other party, effective at the end of each month. Under the arrangements the agents are not given any power to commit AGI in any way or any authority to enter into any contract on its behalf. The fees payable to these agents are usually determined by the requirements of the individual customer's order and the charges.

Branch offices are responsible for providing a number of services. Their primary function is to provide sales and customer service in a specified market or airport city. Branch offices utilize AGI's billing and accounting software, which allows each branch office to transmit customer billing and account information to AGI's administrative offices for billing to the customer. Customer invoicing and account collection for all branch offices and all sales and marketing agents is handled through AGI's headquarters in Hong Kong. Through this centralized system, AGI calculates and pays all commissions owed to agency-owned branch offices, sales employees, and independent sales and marketing agents.

Competition

AGI has encountered strong competition from other companies in the freight forwarding industry.   AGI believes the future success of freight forwarding businesses will depend on the ability to integrate technological applications with customers to provide complete global solutions. AGI believes the industry will continue to evolve from a price-based to a service-based industry. Competitive factors include reliability of service, price and available cargo space capacity. AGI believes AGI can continue to effectively compete regarding these factors. AGI believes AGI offers a unique blend of services involving all modes of transportation, including truck, sea, rail and air plus warehousing as well as internet freight and inland trucking between Hong Kong and Mainland China.

There are currently 106 air freight forwarding companies and 519 sea freight forwarders operating in Hong Kong that can be considered to be competitors to AGI. AGI's primary competitors are Rical, Speedmark, AEI, Fritz, Scanwell, and Expeditors. AGI competes with regional and local freight forwarders.

Property and Facilities

AGI's Head office: is located at Unit D, 11/F, Garment Centre, 576-586 Castle Peak Road, Cheung Sha Wan, Kowloon. It is a leased property.

Hong Kong Air Freight Warehouse: is located at Unit 259, 2/F, Airport Freight Forwarding Center, 2 Chun Wan Road, Chek Lap Kok, Hong Kong. It has a gross floor area of approximately 12,000 square feet. It is a leased property.

Hong Kong Sea Freight Warehouse: located at Unit 303B, 4/F, H.I.D.C., Kwai Chung Container Port 4, Container Port Road South, Kwai Chung, New Territories, Hong Kong. It has a gross floor area of approximately 38,000 square feet. It is a leased property.

Shenzhen Yantian Office: is located at Room 107, Terminal Offices Building, Yantian Port, Shatoujiao, Shenzhen, China. It has a gross floor area of approximately 500 square feet. It is a leased property.  It is a leased property.

Shenzhen Yantian Warehouse: Its operations warehouse is located at No.3 Yantian International Container Terminal Warehouse, Shatoujiao, Shenzhen, China. It has a gross floor area of approximately 26,000 square feet. It is a leased property.

Guangzhou Office: is located at Room 1202, Block A, Fuqian Building, 618-620 Jie Fang Road North, Guangzhou 510405, China. It is a leased property.

Guangzhou Warehouse: Its air operations office is located at G/F, Cargo Building, Baiyun Airport, Guangzhou 510405, China. It has a gross floor area of approximately 2,000 square feet. It is leased property.

AGI believes the facilities are in good condition and are equipped for their purposes.

Employees

As of the date of this registration statement, AGI has 50 full-time employees, and 5 sales employees. None of AGI's employees are parties to any collective bargaining agreement, and AGI considers AGI's relationship with it's employees to be good.

Governmental Regulation

AGI's operations are subject to various local and foreign regulations that require it to maintain permits and licenses. AGI's failure to comply with applicable regulations and maintain necessary permits and licenses could result in a revocation of AGI's operating authority or substantial fines. AGI believes AGI is in compliance with all applicable regulations and that all AGI's required licenses and authorities are current.

AGI is subject to laws regulating the discharge of materials into the environment. Similar laws apply in many of the foreign jurisdictions in which AGI operates. Although AGI's operations have not been significantly affected by compliance issues in the past, AGI cannot predict the impact environmental regulations may have in the future. AGI does not anticipate making any material capital expenditures for environmental control purposes in the foreseeable future.

Hong Kong is not subject to the laws of mainland China. Hong Kong still follows the common law system, and its legal system is sound. Under the Basic Law of Hong Kong, a mini-constitution codified prior to the return of Hong Kong to China, Hong Kong will continue to have, for 50 years starting in 1997, the same political, economic, and legal system it enjoyed under the British administration. Although there is no certainty as to the future, we believe that the autonomy of Hong Kong as a special administrative zone of China has been well respected by China to date.

AGI has two representative offices in China, in Yantain Shenzhen and Zhuhai. AGI has no direct investment in China by way of joint venture or wholly foreign owned operation, although it does have a sub-subsidiary operating in China: AGI Logistics (Shenzhen) Ltd. AGI receives all payments for its services at its head office in Hong Kong. Less than $2,000 of its gross revenues for 2000 were derived from these direct operations in China.

Under Chinese regulations, representative offices are not permitted to conduct direct business activities. They are permitted only to make business contacts and provide services on behalf of their head offices. Representative offices cannot enter into contracts or even receive payments on behalf of the head offices or any third parties.

Accordingly, AGI's operations are not significantly affected by factors to which companies with significant operations in China may be subject.

Legal Proceedings

From time to time, AGI may become involved in legal proceedings occurring in the ordinary course of business. Subject to the uncertainties inherent in any litigation, AGI believes that there are no pending or threatened proceedings that are reasonably likely to result in a material adverse change in AGI's financial condition or operations.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected historical financial information of Pacific CMA has been derived from its respective historical financial statements, and should be read in conjunction with the financial statements and the notes, which are included in this prospectus.

Statement of Operations Data

	Year ended December 31		Nine months ended September 30 (Unaudited)

	1999	2000	2000	2001
	US$	US$	US$	US$

Freight forwarding income	9,191,572	14,169,226	9,928,686	8,743,810

Operating expenses
Cost of forwarding	(7,747,019)	(11,290,129)	(7,768,181)	(6,855,183)
Selling and administrative expenses	(964,668)	(1,822,369)	(1,329,953)	(1,529,283)
Depreciation	(47,009)	(105,759)	(61,633)	(147,710)

Total operating expenses	(8,758,696)	(13,218,257)	(9,159,767)	(8,532,176)

Income from operations	432,876	950,969	768,919	211,634

Non-operating income (loss)
Net gain on disposal of a subsidiary	-	-	-	19,280
Interest and other income	4,682	64,725	36,801	49,725
Interest expense	(754)	(5,304)	(3,678)	(7,439)
Amortization of goodwill	-	(1,537)	(1,151)	(1,151)
Compensation cost	-	-	-	(31,680)

Net non-operating income	3,928	57,884	31,972	28,735

Income before income taxes	436,804	1,008,853	800,891	240,369

Provision for income taxes	(73,521)	(167,655)	(125,741)	(60,717)

Net income	363,283	841,198	675,150	179,652

Other comprehensive loss
Foreign currency translation adjustments	(2,217)	(695)	(1,850)	(5,395)

Comprehensive income	361,066	840,503	673,300	174,257

Net income per share

Weighted average number of shares outstanding
Basic	17,000,000	18,166,120	17,416,059	20,808,998

Diluted	17,000,000	18,232,787	17,437,957	21,008,998

Net income per share of common stock - Basic and Diluted	0.02	0.05	0.04	0.01

Balance Sheet Data

	As of December 31		As of September 30 (unaudited)
	1999	2000	2001
	US$	US$	US$

Cash and cash equivalents	93,050	2,345,816	1,804,398

Working capital	1,203,630	2,965,885	3,296,933

Total assets	2,720,494	5,888,758	6,331,670
Capital leases obligation, non-current portion	12,724	28,767	37,251
Stockholders' equity	1,354,309	3,515,017	3,844,279

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, including statements in the following discussion, which are not statements of historical fact, are what are known as "forward looking statements", which are basically statements about the future. For that reason, these statements involve risk and uncertainty since no one can accurately predict the future. Words such as "plans," "intends," "will," "hopes," "seeks," "anticipates," "expects," and the like often identify such forward looking statements, but are not the only indication that a statement is a forward looking statement. Such forward looking statements include statements concerning our plans and objectives with respect to the present and future operations of the Company, and statements which express or imply that such present and future operations will or may produce revenues, income or profits. Numerous factors and future events could cause the Company to change such plans and objectives or fail to successfully implement such plans or achieve such objectives, or cause such present and future operations to fail to produce revenues, income or profits. Therefore, the reader is advised that the following discussion should be considered in light of the discussion of risks and other factors contained in this prospectus and in the Company's other filings with the Securities and Exchange Commission. No statements contained in the following discussion should be construed as a guarantee or assurance of future performance or future results.

GENERAL

Pacific CMA does not directly carry on any business activities. However, its wholly-owned subsidiary, AGI Logistics (HK) Ltd. (AGI), operates an integrated logistics and freight forwarding business which is based in Hong Kong and which arranges delivery of customers' goods going primarily to or from China via Hong Kong. The principal services provided by AGI are airfreight forwarding, ocean freight forwarding, feeder services from and to China, warehousing and trucking (land forwarding). In the region of the Far East, Mainland China is the target market for AGI's expansion.

The business of AGI was first established in August 1998 and now consists of its own operations, as well as those of its subsidiaries. On January 1, 2001, its Hong Kong incorporated subsidiaries included Sparkle Shipping, Godown, Wharf & Transp. Co., Ltd. and Guangzhou Huasheng Int'l Forwarding Ltd. (Guangzhou Huasheng), and AGI Logistics (Shenzhen) Ltd. (AGI (Shenzhen)) which was incorporated in the Peoples Republic of China. On May 11, 2001, AGI (Shenzhen) was disposed of by AGI. The following discussion concerning results of operations and liquidity and capital resources of Pacific CMA is based solely upon the business operations which are carried on by the group consisting of its wholly owned subsidiary AGI, and the subsidiaries of AGI.

RESULTS OF OPERATIONS FOR THE YEARS ENDING DECEMBER 31, 2000 AND 1999

Revenue

The company's revenues increased 54.15% from US$9,191,572 in 1999 to US$14,169,226 in 2000. The total number of customers for the group increased from about 1,200 in 1999 to approximately 1,500 in 2000. In addition, as a result of growth in the global economy, there was increased demand in both the export and the import of goods which resulted in a large increase in freight volume. Net income increased 131.55% from US$363,283 in 1999 to US$841,198 in 2000. This increase was mainly due to improvement in the gross profit margin, which increased 4.6% from 15.72% in 1999 (US$1,444,553) to 20.32% in 2000 (US$2,879,097).

One of the ways in which management monitors Company performance is to track gross profit and gross profit margin for each individual freight transaction and for each category of forwarding operations (i.e. airfreight, sea freight and trucking). Gross profit is freight forwarding revenue minus cost of forwarding, and gross profit margin is gross profit divided by freight forwarding revenue. Gross profit margin is a profitability ratio which relates changes in revenue and direct costs and assists management in evaluating the success of its efforts to control direct costs. In that sense, gross profit margin is also a meaningful measure for investors.

The results of operations for each segment are as follows:

Air freight operations: Revenues from air freight operations increased 25.92% from US$7,516,402 in 1999 to US$9,464,981 in 2000. Although AGI's airfreight tonnages decreased 11.97% from 2,077,157 kilograms in 1999 to 1,808,485 kilograms in 2000, lower per ton freight costs to the company in 2000 combined with higher freight prices to customers, particularly during March and April of 2000, led to an overall increase in net revenue. There was a high demand from customers for air freight space for both the export and import of fashion garments, electronic goods and computer products owing to the booming economy in the United States which allowed us to charge higher rates to customers. On the other hand, freight costs to the company were lower in 2000 as compared to 1999 because of better sourcing from sub-contractors. These sub-contractors provided fixed favorable costs for air cargo space allotment. As a result, gross profits increased 43.91% from US$995,936 in 1999 to US$1,433,221 in 2000. Overall, segment income increased 21.57% from US$535,388 in 1999 to US$650,859 in 2000.

Sea freight operations: Revenue from sea freight operations increased 178.88% from US$1,655,210 in 1999 to US$4,616,022 in 2000. AGI handled 1,538 FEUs (forty foot containers) in 1999 and 2,853 FEUs in 2000, an increase of 85.50%. This increase was due to the greater number of transactions generated by the worldwide increase in demand for consumer goods. The number of overseas agents increased which led to an increase in the number of customers. Additionally, customer freight prices were increased while the company's freight costs were kept constant. As a result, gross profit increased 221.50% from US$445,068 in 1999 to US$1,430,896 in 2000. Moreover, feeder operations were expanded in 2000. Three ships were rented in 2000 to meet the needs of the expansion. Overall, segment income increased 430.09% from US$191,398 in 1999 to US$1,014,591 in 2000.

Trucking operations: Revenue from trucking operations increased 342.00% from US$19,960 in 1999 to US$88,223 in 2000. In 2000, a new Futian Free Trade Zone trucking service was developed in Futian, China. The company purchased one tractor-trailer and one 16-ton truck in 2000. These vehicles helped run the trucking services within Hong Kong and China. In 2000, more effort was made to develop trucking services by exploring potential customers. As a result, gross profit increased 322.09% from US$3,549 in 1999 to US$14,980 in 2000. However, because of the increase in depreciation expenses and finance charges resulting from the purchase of the motor vehicles, as well as salary expenses for the increased number of staff, net income from trucking operations decreased from US$3,549 in 1999, to a loss of US$60,588 in 2000.

Interest and Other Income

Interest and other income increased from US$4,682 in 1999 to US$64,725 in 2000. This increase was due to greater cash bank deposits and more cash resources invested in fixed deposits so as to generate stable and low risk interest income.

Interest Expenses

Interest expenses increased from US$754 in 1999 to US$5,304 in 2000. The increase in interest expenses was due primarily to finance charges related to the purchase of a tractor-trailer and a 16-ton truck to be used in trucking operations within Hong Kong and China. The finance charges from these purchases increased the interest expenses for the company.

Amortization of Goodwill

The amortization of goodwill of US$1,537 in 2000 was for the goodwill from the acquisition of AGI's two Hong Kong subsidiaries.

Selling and Administrative Expenses

Selling and administrative expenses increased 88.91% to US$1,822,369 in 2000 from US$964,668 in 1999. The majority of the increase came as a result of the company's recruiting of more staff to expand its business market not only in the Far East but also in the United States. Its marketing, promotional and communication expenses and other overhead increased correspondingly.

Depreciation

Depreciation increased by US$58,750 to US$105.759 in 2000 as compared to US$47,009 in 1999. This increase was due to the acquisition of additional fixed assets which became necessary as a result of the company's expansion.

Provision For Income Taxes

Income taxes increased by US$94,134 to US$167,655 in 2000 as compared to US$73,521 for 1999. This increase taxes was primarily due to an increase in taxable profit.

NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 2000

BUSINESS SEGMENT OF OPERATING RESULTS

Total revenue for the nine months ended September 30, 2001 decreased 11.93% as compared with the nine months ended September 30, 2000, from US$9,928,686 in 2000 to US$8,743,810 in 2001. The decrease in revenue was due to competitive pressure on pricing and the effect of the slowdown in the economy. Cost of forwarding also decreased, by 11.75% from US$7,768,181 in 2000 to US$6,855,183 in 2001. As a result of comparable percentage decreases in revenues and costs, gross margin remained quite constant at 21.60% in 2001 as compared to 21.76% in 2000. However, as a result of the decrease in revenue, gross profit (revenue minus cost of forwarding) decreased from US$2,160,505 in 2000 to US$1,888,627 in 2001, by 12.58%.

In addition, because of an overall increase of expenses, our net income decreased by 73.39%, from US$675,150 in 2000 to US$179,652 in 2001.

The results of operations for each segment are as follows.

Airfreight operation: Revenue from airfreight operation decreased 2.99% to US$5,924,828 in 2001 from US$6,107,438 in 2000. Competitive pressure from customers on pricing and the effect of the slowdown in the economy combined to affect the performance of the airfreight operation. Our sell rate in 2001 was lower than that in 2000. The decreased air export traffic, the primary contributor to airfreight forwarding, continued to reflect a soft air outbound market, particularly in January and February of 2001, due to lower activity levels from the customer base, although there was some improvement in the market in the second and third quarters as compared to the first quarter of the year. Costs of the airfreight forwarding operation decreased 11.19% from US$5,224,214 in 2000 to US$4,639,668 in 2001 primarily as a result of an overall decrease in cargo volume. As a result of the overall decrease in cargo volume, vendors were willing to cut prices, which, in turn, reduced our costs. The small decrease in revenue during the period combined with a larger percentage decrease in costs caused the gross profit margin to increase from 14.46% to 21.69%, and also resulted in a 45.51% increase in gross profit, from US$883,224 in 2000 to US$1,285,160 in 2001.

Total segment overhead attributable to the airfreight operation was increased by 12.35% from US$514,061 in 2000 to US$577,547 in 2001. Details regarding the increase in overhead expenses are discussed below under the section titled "Other Operating Expenses."

Overall, net segment income for airfreight operation increased 91.68% from US$369,163 in the first nine months of 2000 to US$707,613 in the first nine months of 2001. The improvement in net income was mainly the result of the improvement in gross margin attributable to airfreight operations.

Sea freight operation: Revenue from sea freight operations decreased 27.47% to US$2,728,836 in 2001 from US$3,762,254 in 2000. The decrease in revenue for the period reflects the slowdown in the economy that resulted in declining volumes, particularly in exports from Asia to North America. In particular, the volume of transshipments from Shanghai to Los Angeles via Hong Kong, and sea freight from Hong Kong to Canada was reduced in 2001 as compared to the same period in 2000. Another development adversely affecting sea freight revenues was the increased tonnage capacity deployed by the carriers at the same time as demand in the market was weakening, which resulted in reductions in freight prices. The increased tonnage capacity deployed by the carriers did also contribute to lower direct costs, thereby partially offsetting the adverse impact on net revenue of lower volumes and lower freight prices. As a result, costs for the sea freight forwarding operation decreased 13.67% during the period, to US$2,141,185 in 2001 from US$2,480,362 in 2000. Although cost of forwarding was reduced, the significant drop in revenue during the period caused gross margin to drop from 34.07% to 21.53%, and gross profit to decrease 54.16%, from US$1,281,892 in 2000 to US$587,651 in 2001.

Total segment overhead attributable to the sea freight operation decreased 3.99% from US$244,828 in 2000 to US$235,053 in 2001. Overall net income for sea freight operation decreased 66.00%, from US$1,037,064 in 2000 to US$352,598 in 2001. The decrease in net income was mainly the result of the decrease of gross profit attributable to the sea freight operation.

Trucking: Revenue from trucking increased 52.81% in the period, from US$58,994 in 2000 to US$90,146 in 2001. We have been putting more effort into the trucking business by increasing marketing activities and seeking additional customers. In addition to seeking to increase the number of customers, we have also been using more sub-contractors in order to reduce fixed costs and have been negotiating with sub-contractors in an effort to gain more favorable prices. However, because of the increased employment of sub-contractors in 2001 compared with 2000, increased costs were unavoidable. Costs associated with the trucking operation increased 16.86% during the period, from US$63,605 in 2000 to US$74,330 in 2001, resulting in gross margin for the period of 17.54%.

Although the gross margin associated with the trucking operation increased during the period, there was a net loss for the trucking operation of US$51,069 in 2001 as compared to US$78,584 in 2000. For the period, overhead expenses attributable to the trucking business decreased 9.58%, from US$73,973 in 2000 to US$66,885 in 2001.

OTHER OPERATING EXPENSES

SELLING AND ADMINISTRATIVE EXPENSES

Selling and administrative expenses increased 14.99% to US$1,529,283 in 2001 from US$1,329,953 in 2000. The following factors caused the increase in expenses:

Bank charges: During May and June of 2001, banking facilities of US$2.78 million were granted by bankers to AGI, secured by AGI's fixed deposits to the extent of US$1.4 million and also by a director's personal guarantees. Handling charges for these banking facilities were approximately US$4,280. In addition, in May and June of 2001 we received proceeds from completion of a private placement offering of stock and presented the checks for deposit in Hong Kong. Our bankers charged commissions totaling approximately US$1,500 on presenting foreign checks for deposit in Hong Kong. Overall, bank charges for the period were increased from US$8,999 in 2000 to US$17,522 in 2001.

Consulting fees: Consulting fees totaling US$5,385 were charged by a service company from April to June of 2001, for consulting services related to developing in-house international moving services, and establishing relationships with overseas moving agents. We expect there will be no such expense during the remainder of the fiscal year.

Disposal of property, plant and equipment: On February 28, 2001, we moved our airfreight office to larger premises at Chek Lap Kok Airport and disposed of the leasehold improvements at our old office location, causing a loss of US$8,397. We disposed of a 44-ton tractor and a semi-trailer on March 30, 2001, causing a loss of US$6,482. The decision to dispose of this item was made as a result of the expense of repair and maintenance relating to ownership and the fact that revenue from this tractor was not satisfactory in the management's view.

Legal and professional fees: Legal and professional fees increased from US$12,511 in 2000 to US$133,108 in 2001. This includes US$50,531 charged by our auditors, Moores Rowland, for US taxation advice, as well as legal and consulting fees for services related to the private placement offering of common stock and completion of SEC filings. During the first nine months of 2000 we were not a reporting company and were not obligated to file reports with the SEC.

Mandatory provident fund: Following the implementation of the Mandatory Provident Fund ("MPF") in Hong Kong which became effective in December 2000, we now operate an MPF plan for our Hong Kong employees. The assets of the MPF are held separately from those of the Company in a provident fund managed by an independent trustee. Since January 2001, we have been required to make contributions to the MPF, and during the period those contributions totaled US$30,578.

Overseas traveling: Expenses related to overseas travel increased from US$35,047 in 2000 to US$53,867 in 2001. The increase in travel expenses was mainly due to costs attributable to business trips to Europe, the US, Taiwan and Guangdong in China for the purpose of seeking new agents in overseas markets and expanding our business.

Repair and maintenance: Repair and maintenance increased from US$3,379 in 2000 to US$13,459 in 2001. This increase in expenses was mainly attributable to monthly maintenance fees for the FM2000 system, a computer software system for managing freight operations from January to the middle of June, 2001. There were also additional repair and maintenance expenses for the move of office at Chek Lap Kok airport in 2001, and for the equipments at airfreight office and warehouse.

Salaries and allowance: Salaries and allowances for the period increased by 3.07%, from US$628,471 in 2000 to US$647,742 in 2001, as a result of a salary increment which became effective in June 2001.

DEPRECIATION

Depreciation increased from US$61,633 in 2000 to US$147,710 in 2001. The increase in depreciation expense was attributable to additional property, plant and equipment acquired during the preceding twelve months. The largest amounts expended for property, plant and equipment were for the decoration of offices, design of the I.T. system and purchases of computer hardware and software.

NON-OPERATING INCOME

NET GAIN ON DISPOSAL OF A SUBSIDIARY

In an effort to reduce costs, management of AGI decided to restructure its network of subsidiaries in South China in order to eliminate duplicate costs in the areas of freight operations, accounting, and administration. As a result, on May 11, 2001, AGI disposed of AGI (Shenzhen) and consolidated all of its South China operations into Guangzhou Huasheng. It is anticipated that this will result in lower costs in future periods.

INTEREST AND OTHER INCOME

Interest and other income increased from US$36,801 to US$49,725. This was due to more cash resources invested in fixed deposits as to generate stable and low risk interest income.

INTEREST EXPENSES

Interest expenses increased from US$3,678 in 2000 to US$7,439 in 2001. The increase in interest expenses is due primarily to the installment purchase of additional equipment in 2001.

AMORTIZATION OF GOODWILL

Amortization of goodwill remained constant approximately at US$1,151 in both 2001 and 2000.

COMPENSATION COST

On September 1, 2001, an aggregate of 176,000 shares of common stock has been issued pursuant to 2000 Stock Plan of Pacific CMA, Inc. These shares are valued at approximately US$31,680 as compensation cost.

LIQUIDITY AND CAPITAL RESOURCES

In the past the Company funded its operations and capital expenditures through cash flows from operations and through new issuances of common stock. However, during the nine-month period ended September 30, 2001, instead of generating an increase in cash, operations resulted in use of a total of US$71,611 in cash and cash equivalents. This fact has caused our management to consider other potential sources of liquidity and to focus more attention on its efforts to manage working capital.

Cash used in operating activities for the nine months ended September 30, 2001 was US$71,611, as compared to the cash inflow from operating activities of US$435,467 for the nine months ended September 30, 2000. The change in the first nine months of 2001 was primarily the result of a combination of two factors. During the period we made prompt payment of monies owed to our vendors (accounts payable) at the same time that we experienced the slow collection of payments due from our agents and customers (accounts receivable). This is reflected in the fact that during the period we reduced our outstanding accounts payable by US$715,652, or a total of approximately 36% as compared to outstanding accounts payable as of December 31, 2000. At the same time, our total outstanding accounts receivable increased by a total of US$74,057 during the period, this increase represented a change of approximately 2.69% in total outstanding receivables as compared to outstanding receivables on December 31, 2000. In addition, there was a cash outflow of US$177,193 for deposits, prepayment and other debtors for the period of 2001.

Net cash used in investing activities was US$726,434 in 2001, as compared to net cash used in investing activities of US$768,432 during the same period of 2000. The net cash outflow in 2000 and 2001 was mainly due to the monies provided to other related parties. In 2000, because of the acquisition of subsidiaries, there was cash outflow of US$68,970. In 2001, because of the disposal of property, plant and equipment and a subsidiary, there were sale proceeds of US$164,556 received. However, during the period we expended a total of US$170,941 for acquisition of property, plant and equipment, compared to US$37,788 in 2000. As a result, cash inflows from investing activities were offset by outflows in 2001.

Net cash obtained from financing activities was US$1,453,230 in the first nine months of 2000, as compared to US$264,937 for the same period of 2001. The cash obtained in 2000 was due to the increase of additional paid-in capital from acquisition of subsidiaries. In the same period of 2001, we obtained an unsecured installment loan from a bank of US$89,744 with a term of 18 months. Bank overdraft during the period was US$175,434. There were also two installment purchase contracts totaling US$62,821.

We had cash and cash equivalents on hand of US$2,345,815 at the beginning of 2001, as compared to cash and cash equivalents on hand of US$93,050 at the beginning of 2000. Despite the fact that we had an overall reduction of US$533,108 of cash and cash equivalents on hand as of the end of September 30, 2001, we still had a total of US$1,804,398 of cash and cash equivalents on hand as of the end of September 30, 2001, as compared to US$1,213,730 as of the end of September 30, 2000. As a result, management intends to rely primarily on cash flow from operations for short-term liquidity, and believes that we have adequate liquidity to satisfy our cash needs for the twelve months following the end of September 30, 2001.

We can obtain liquidity through further negotiation of short-term loans from banks and other sources to satisfy our short-term funding needs. Banking facilities totaling US$2.78 million were granted by four banks in Hong Kong in the second quarter of 2001. These banking facilities are intended to assist in satisfying short-term funding needs, including overdraft protection and revolving lines of credit.

If it is necessary to do so in order to satisfy its long term funding needs, we believe we will be able to obtain long-term bank financing by obtaining long term loans.

OTHER RISK FACTORS

The Company's ability to provide service to its customers is highly dependent on good working relationships with a variety of entities such as airlines, steamship carriers and governmental agencies.

Changes in space allotments available from carriers, governmental deregulation efforts, regulations governing the Company's products, and/or the international trade and tariff environment could affect the Company's business in unpredictable ways.

Management believes the Company's business has not been significantly or adversely affected by inflation in the past. Historically, the Company has generally been successful in passing cost increases to its customers by means of price increases. However, competitive marketplace conditions could impede the Company's ability to pass on future cost increases to customers and could erode the Company's operating margins.

The Company continues to assess and improve financial controls. The Company has negotiated successfully with the banks to get credit facilities for future financial needs.

Additional risks and uncertainties include:

1. Governmental deregulation efforts, regulations governing the Company's products and/or the international trade and tariff environment adversely affecting our ability to provide services to customers.

2. Competitive marketplace conditions impeding the ability of the Company to pass future cost increases to customers.

3. Dependence of the Company on international trade resulting from favorable worldwide economic conditions.

4. Dependence of the Company on retention and addition of significant customers.

5. The ability to recruit and retain skilled employees in a tight labor market.

6. The ability of the Company to develop and implement information systems to keep pace with the increasing complexity and growth of the Company's business.

MANAGEMENT

Pacific CMA

The names and ages of Pacific CMA's executive officers and directors as of the date of this prospectus are as follows:

Name	Age	Positions Held and Tenure
Alfred Lam	49	Chairman, Treasurer and Director since December 31, 2000
Louisa Chan	44	Director since December 31, 2000
Scott Turner	48	President since December 31, 2000
Henrik M. Christensen	46	Executive Vice President since December 31, 2000
Kaze Chan	36	Executive Vice President since December 31, 2000
Daisy Law	28	Chief Accountant since December 31, 2000
Rango Lam	29	Executive Secretary since December 31, 2000

Alfred Lam - Chairman, Treasurer and Director since December 31, 2000
98 todate	AGI Logistics (HK) Ltd	Managing Director
77-98	AWT World Transport (HK) Ltd	Managing Director & Chairman
He holds a bachelor degree in business administration from the Chinese University of Hong Kong.
Date of birth: 2/18/1953

Louisa Chan - Director since December 31, 2000
94-95	AWT World Transport (HK) Ltd	Executive Director of AWT
Date of birth: 8/7/1958

Scott Turner - Director since December 31, 2000
94-date	Airgate International Corp	President
Mr. Turner spends approximately 10% of his time on the business of AGI.

Kaze Chan - Executive Vice President since December 31, 2000
98 todate	AGI Logistics (HK) Ltd	Sales Director / General Manager
96-98	AWT World Transport (HK) Ltd	Deputy Ocean Director
93-96	Northwest Airlines Inc	Account Manager
He holds a master degree of arts in urban studies from Michigan State University in the United States
Date of birth: 9/2/1965	Commencement date: 10/1/1998

Henrik M Christensen - Executive Vice President since December 31, 2000
2000	AGI Logistics (Hong Kong) Limited	Marketing Director
96-99	FSU Freight Ltd / ShippingPoint.com Limited	General Manager
90-96	Spedition Services Ltd	General Manager
He graduated from Koebenhavn's Koebmanskole in 1974
Date of birth: 9/13/1955	Commencement date: 11/1/2000

Rango Lam - Executive Secretary since December 31, 2000
99 to date	AGI Logistics (HK) Ltd	Company Secretary
96-99	World Connect (HK) Ltd	Senior Secretary / Sales & Marketing Manager
94-96	AWT World Transport (HK) Ltd	Executive Secretary
	Date of birth: 6/23/1972	Commencement date: 7/9/1999

Daisy Law - Chief Accountant since December 31, 2000
2000 to date	AGI Logistics (Hong Kong) Limited	Accountant
96-00	Messrs. Paul W.C. Ho & Co, C.P.A.	Senior Audit Supervisor
She graduated from the Chinese University of Hong Kong with an honors bachelor degree.
She is now the member of the Hong Kong Society of Accountants and the Association of Chartered Certified Accountants.
Date of birth: 9/20/1973	Commencement date: 11/1/2000

Directors of Pacific CMA serve for a one year term. Pacific CMA's bylaws provide for a board of directors comprised of not less than one, nor more than 5 directors.

Executive Compensation.

Officers of Pacific CMA are not compensated. Alfred Lam, who is the Chairman of Pacific CMA, is also the managing director of AGI Logistics (HK), Ltd., and he is compensated in that capacity.

The following table sets forth all compensation awarded to, earned by, or paid to Alfred Lam for services rendered to AGI in all capacities during the years ended December 31, 2000 and 1999, by its chief executive officer. No other officer received compensation in excess of $60,000.

Summary Compensation Table

Name	Year	Salary
Mr. Alfred Lam	2000	$50,000.00
	1999	$46,153.85

Employment Agreements

Pacific CMA has no employment agreements.

Under an oral employment agreement with Mr. Lam, AGI has agreed to pay him a salary of $50,000 for the year ending December 31, 2001.

Stock Option Plan

We have adopted a stock compensation plan, made stock grants and option grants to various employees, consultants, and advisors. However, no stock grants or option grants have been made to any of our officers or directors.

Indemnification of Directors and Officers

As permitted by Colorado law, the Company's Articles of Incorporation provide that the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Exclusion of Liability

Pursuant to the Colorado Corporation Code, the Company's Articles of Incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 7-5-114 of the Colorado Corporation Code, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director's liability under federal or applicable state securities laws.

In addition, its Bylaws provide that Pacific CMA will, to the fullest extent permitted by Colorado law in effect from time to time, indemnify and hold harmless its officers and directors from and against all expense, liability and loss, including attorneys' fees, actually and reasonably incurred by them in connection with civil, criminal, administrative or investigative actions, suits or proceedings. The Bylaws further provide that Pacific CMA may, by action of the Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the indemnification of its officers and directors. Pacific CMA is permitted under the Bylaws to purchase and maintain insurance and to advance expenses to directors and officers and others to cover the costs of defending a proceeding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended December 31, 2000, Pacific CMA and its wholly-owned subsidiary, AGI Logistics (HK), Ltd., had the following transactions with related parties:

2000
US$

Acquisition of Sparkle Shipping, Godown, Wharf & Transp. Co., Ltd. and Guangzhou Huasheng International Forwarding Ltd.	(12,840)
Payment of freight cost to AGI Freight Services Inc. and AGI Logistics (Shenzhen) Ltd.	(18,476)
Received freight income from AGI Freight Services Inc. and AGI Logistics (Shenzhen) Ltd.	26,956
Received interest income from Mathew Ltd.	10,700

Mr. Lam and/or Ms. Louisa Chan, his wife, or their affiliates are directors of all of the companies set forth above.

Certain general and administrative expenses incurred by Pacific CMA and its subsidiary during the period on behalf of the related parties were reimbursed by the respective related parties at cost.

During the year ended and as of December 31, 1999, the Group made advances to Mr. Lam amounting to $52,137, which were subsequently reimbursed at cost. As of December 31, 2000, the balance due from AGI to Mr. Lam amounting to $1,913 was unsecured, interest-free and has no fixed repayment terms.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 21, 2001, the number of shares of Common Stock owned of record and beneficially by executive officers, directors and persons who hold 5.0% or more of the outstanding Common Stock of the Company. Also included are the shares held by all executive officers and directors as a group.

Name and Address	Number of Shares	Percentage
Alfred Lam (1) Unit D, 11/F, Garment Center, 576-586 Castle Peak Road, Cheung Sha Wan, Kowloon, Hong Kong	17,000,000	80.14%
InfinityVentures.Net, Inc. 750 Columbus Avenue, Suite PHF New York, NY 10025	1,100,000	5.18%
Louisa Chan (1) Unit D, 11/F, Garment Center, 576-586 Castle Peak Road, Cheung Sha Wan, Kowloon, Hong Kong	0	0
Henrik M. Christensen (1) Unit D, 11/F, Garment Center, 576-586 Castle Peak Road, Cheung Sha Wan, Kowloon, Hong Kong	0	0
Rango Lam (1) Unit D, 11/F, Garment Center, 576-586 Castle Peak Road, Cheung Sha Wan, Kowloon, Hong Kong	55,500	0.26%
Scott Turner (1) Airgate Corp. 153-04 Rockaway Blvd. Jamaica, NY 11434	0	0
Daisy Law (1) Unit D, 11/F, Garment Center, 576-586 Castle Peak Road, Cheung Sha Wan, Kowloon, Hong Kong	4,000	nil
Kaze Chan (1) Unit D, 11/F, Garment Center, 576-586 Castle Peak Road, Cheung Sha Wan, Kowloon, Hong Kong	62,500	0.29%
All directors and named executive officers as a group (7 persons) (1)	17,122,000	80.71%

(1) The person listed is an officer, a director, or both, of the Company.

This table is based upon information derived from Pacific CMA's stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Pacific CMA believes that each of the stockholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 21,214,050 shares outstanding at December 21, 2001.

DESCRIPTION OF PACIFIC CMA CAPITAL STOCK

	Authorized Capital Stock	Shares Of Capital Stock Outstanding
Common	100,000,000	21,214,050
Preferred	10,000,000	None

Common Stock

Pacific CMA is authorized to issue 100,000,000 shares of no value par common stock. As of December 21, 2001 there were 21,214,050 shares of common stock outstanding held of record by 181 stockholders.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock.

Preferred stock

Pacific CMA is authorized to issue 10,000,000 shares of preferred stock. There are no shares of preferred stock outstanding. Pacific CMA has no plans to issue any shares of preferred stock.

Dividends

Although Pacific CMA is able to declare dividends, Pacific CMA never paid any dividends and does not expect to do so for the foreseeable future.

Transfer Agent And Registrar

Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, is the transfer agent and registrar for our common stock.

SELLING SHAREHOLDER

The selling shareholder is InfinityVentures.Net, Inc., 750 Columbus Avenue, Suite PHF, New York, NY 10025. The selling shareholder owns 1,100,000 shares or approximately 5.2% of our issued and outstanding common stock which it acquired pursuant to the terms of a Stock Purchase Agreement dated December 4, 2001. In conjunction with execution of the Stock Purchase Agreement, we also entered into an Investors' Rights Agreement pursuant to which we agreed to file a registration statement for the shares being purchased by the selling shareholder.

Under the terms of the Stock Purchase Agreement, the initial purchase price paid by the selling shareholder for acquisition of its shares was $0.0001 per share, or an aggregate of $110.00. However, the Stock Purchase Agreement also contained various other rights and obligations of the parties which have the effect of changing the actual purchase price for the shares.

Under the terms of the Stock Purchase Agreement, the shares are subject to a Call Right which allows us to repurchase the shares for the same price paid by the selling shareholder unless the selling shareholder contributes additional capital to the Company in order to release the shares from the Call Right. The Call Right provides that at any time on or after the ninety-eighth (98th) day after this Registration Statement is declared effective, we have the right to repurchase any unreleased shares for an amount equal to the purchase price paid for such unreleased shares under the Stock Purchase Agreement ($0.0001 per share).

The selling shareholder has the right (the "Release Right") to remove the shares from being subject to the Call Right by paying us an amount (the "Additional Paid-In Capital") equal to (i) the number of shares to be removed from being subject to the Call Right (the "Released Shares") multiplied by (ii) the higher of $1.82 or the Effective Price Per Share. The "Effective Price Per Share" shall mean the lesser of (1) $3.65 or (2) the fair market value of a share of common stock multiplied by 0.75. Thus, in order to release all of the shares from our Call Right, the selling shareholder will be required to pay us a minimum of $2,002,000 and a maximum of $4,015,000 of additional capital.

Notwithstanding the foregoing, the selling shareholder is required to pay the Additional Paid-In Capital to the Company as to any Unreleased Shares so long as: (i) the Effective Share Price never reaches $1.50 or less, (ii) the Common Stock does not become subject to an investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of the of a stockholder's status as an Affiliate former Affiliate), and (iii) the trading of the Common Stock on a securities exchange or through the NASDAQ National Market has not been halted for any reason. The selling shareholder may pay the Additional Paid-In Capital in cash in such allotments as it desires, in its sole and absolute discretion, at any time and from time to time during the first ninety-seven (97) days after this Registration Statement is declared effective by the Commission.

Beginning on the first date that the shares of the selling shareholder become saleable pursuant to the terms of this registration statement, in the event the Effective Price Per Share reaches One Dollar and 50/100 ($1.50) or less, the selling shareholder has a one-time right (the "Put Right") to require the Company to repurchase from the selling shareholder fifty percent (50%) of any Released Shares at a purchase price equal to the aggregate Effective Price Per Share paid for all Released Shares multiplied by 0.5. The Put Right shall expire ninety-seven (97) days from the date that this Registration Statement is declared effective.

PLAN OF DISTRIBUTION

The shareholder may sell the common stock directly or through brokers, dealers, or underwriters who may act solely as agents or may acquire common stock as principals. The shareholder may distribute the common stock in one or more of the following methods:

(a) ordinary broker transactions, which may include long or short sales;

(b) transactions involving cross or block trades or otherwise on the open market;

(c) purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts under this prospectus;

(d) "at the market" to or through market makers or into an existing market for the common stock;

(e) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents;

(f) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

(g) any combination of the above, or by any other legally available means.

In addition, the shareholder may enter into hedging transactions with broker-dealers who may engage in short sales of common stock, or options or other transactions that require delivery by broker-dealers of the common stock.

Brokers, dealers, underwriters or agents may be compensated by discounts, concessions or commissions from the shareholders and/or the purchasers of common stock (which compensations may be in excess of customary commissions).

We and the selling shareholder and any other persons participating in a distribution of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, these parties and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions.

We cannot assure you that the selling shareholder will sell any of its shares of common stock.

In order to comply with the securities laws of certain states, if applicable, the shareholder will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shareholder may not sel or offer the common stock unless the shares of common stock have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have agreed to indemnify the shareholder whose shares we are registering from all liability and losses resulting from any misrepresentations we make in connection with the registration statement.

AVAILABLE INFORMATION

Pacific CMA is subject to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, therefore, files reports, information statements or other information with the Commission. This prospectus constitutes the prospectus of Pacific CMA that is filed as part of the Registration Statement in accordance with the rules and regulations of the Commission. Copies of the registration statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and may be available at the following Regional Offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, information and information statements and other information regarding registrants that file electronically with the Commission.

Pacific CMA has filed a registration statement on Form SB-2 relating to the securities offered in this offering with the Securities and Exchange Commission. The prospectus does not contain all of the information set forth in that registration statement. For further information with respect to us and to the securities offered in this offering, you may review that registration statement, including the exhibits thereto. Statements contained in this prospectus as to the content of any contract or other document referred to in this prospectus are not necessarily complete and in each instance reference is made to the copy of any contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by reference thereto.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy, any security offered by this Shares prospectus, or an offer to sell or a solicitation of an offer to buy, any security by any person in any jurisdiction in which any offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances, imply that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

EXPERTS

The financial statements of Pacific CMA, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended included in this prospectus are in reliance on the report of Moores Rowland, independent certified public accountants, given on the authority of that firm as experts in auditing.

LEGAL MATTERS

The validity of the shares of Pacific CMA common stock being offered by this prospectus are being passed upon for Pacific CMA by Frascona Joiner Goodman and Greenstein, P.C. Persons who are shareholders in the firm of Frascona Joiner Goodman and Greenstein, P.C. own, directly or indirectly, a total of 137,187 shares of Pacific CMA, Inc.

FINANCIAL STATEMENTS

Audited financial statements of the Company for the years ended December 31, 2000 and 1999 follow. Unaudited financial statements for the period ended September 30, 2001 are also attached. See the following pages.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of

Pacific CMA, Inc.

We have audited the accompanying consolidated balance sheets of Pacific CMA, Inc. and its subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Moores Rowland

Chartered Accountants

Certified Public Accountants

Hong Kong

Date: 30 March 2001

Pacific CMA, Inc.

Consolidated Statements of Operations

For the years ended December 31, 1999 and 2000

	1999	2000
	US$	US$

Freight forwarding income	9,191,572	14,169,226

Operating expenses:
Cost of forwarding	(7,747,019)	(11,290,129)
Selling and administrative expenses	(964,668)	(1,822,369)
Depreciation	(47,009)	(105,759)

Total operating expenses	(8,758,696)	(13,218,257)

Income from operations	432,876	950,969

Non-operating income (expenses)
Interest and other income	4,682	64,725
Interest expenses	(754)	(5,304)
Amortization of goodwill	-	(1,537)

Net non-operating income	3,928	57,884

Income before income taxes	436,804	1,008,853

Provision for income taxes (note 5)	(73,5210	(167,655)

Net income	363,283	841,198

Other comprehensive loss
Foreign currency translation adjustments	(2,217)	(695)

Comprehensive income	361,066	840,503

Net income per share

Weighted average number of shares
Basic	17,000,000	18,166,120

Diluted	17,000,000	18,232,787

Net income per share of common stock - Basic and Diluted (Note 3o)	US$0.02	US$0.05

The financial statements should be read in conjunction with the accompanying notes.

Pacific CMA, Inc.

Consolidated Balance Sheet

For the years ended December 31, 1999 and 2000

	1999	2000
	US$	US$
ASSETS
Current assets
Cash and cash equivalents	93,050	2,345,816
Fixed deposits	-	27,708
Trade receivables	1,834,695	2,753,215
Deposits, prepayment and other debtor	201,962	168,870
Due from other related parties (note 8a)	368,624	-
Due from a director (note 8b)	52,137	-
Tax refundable	-	755

Total current assets	2,550,468	5,296,364
Property, plant and equipment, net (note 4)	170,026	360,881
Goodwill	-	6,149
Deferred offering costs	-	225,364

Total assets	2,720,494	5,888,758

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade payables	1,092,362	1,984,381
Accrued charges and other creditors	117,547	193,004
Deposit received	-	12,382
Due to a director (note 8b)	-	1,913
Obligations under hire purchase contracts - current portion (note 6)	4,925	49,222
Income tax payable	132,004	89,577

Total current liabilities	1,346,838	2,330,479
Obligations under hire purchase contracts - non-current portion (note 6)	12,724	28,767
Deferred taxes	6,623	14,495

Total liabilities	1,366,185	2,373,741

Commitments and Contingencies (note 7)

Stockholders' equity
Common stock with no par value (note 1)	3,400	4,080
Additional paid-in capital	647,193	1,966,718
Other comprehensive loss	(2,217)	(2,912)
Retained earnings	705,933	1,547,131

Total stockholders' equity	1,354,309	3,515,017

Total liabilities and stockholders' equity	2,720,494	5,888,758

Approved by the Board of Directors on 30 March 2001

Alfred Lam	Louisa Chan
Director	Director

Pacific CMA, Inc.

Consolidated Statements of Stockholders' Equity

For the years ended December 31, 1999 and 2000

Ordinary stock	Additional paid-in capital	Other comprehensive loss	Retained earnings	Total

	Number	US$	US$	US$	US$	US$
Balance as of January 1, 1999	17,000,000	3,400	641,918	-	342,650	987,968

Stockholders' contributions	-	-	5,275	-	-	5,275

Net income	-	-	-	-	363,283	363,283

Translation adjustments	-	-	-	(2,217)	-	(2,217)
Balance as of December 31, 1999	17,000,000	3,400	647,193	(2,217)	705,933	1,354,309

Stockholders' contributions	-	-	1,280,405	-	-	1,280,405

Issue of common stock	3,000,000	600	-	-	-	600

Issue of common stock	400,000	80	39,120	-	-	39,200

Net income	-	-	-	-	841,198	841,198

Translation adjustments	-	-	-	(695)	-	(695)

Balance as of December 31, 2000	20,400,000	4,080	1,966,718	(2,912	1,547,131	3,515,017

The financial statements should be read in conjunction with the accompanying notes.

Pacific CMA, Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 1999 and 2000

	1999	2000
	US$	US$
Cash flows from operating activities:
Net income	363,283	841,198

Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation	47,009	105,759
Loss on disposal of property, plant and equipment	1,879	4,114
Amortization of goodwill	-	1,537
Amortization of organization costs	40	-

Changes in working capital:
Tax refundable	-	(1,510)
Fixed deposits	-	(1,299)
Deposit received	-	12,382
Trade receivables	(158,145)	(561,423)
Deposits, prepayment and other debtor	(166,080)	39,336
Trade payables	(68,512)	568,849
Accrued charges and other creditors	107,270	66,519
Income tax payable	69,123	(42,359)
Deferred taxes	4,398	7,876

Net cash provided by operating activities	200,265	1,040,979

Cash flows from investing activities:
Due from other related parties	(346,533)	368,436
Acquisition of subsidiaries	-	(69,055)
Acquisition of property, plant and equipment	(180,149)	(221,389)
Sales proceeds from disposal of property, plant and equipment	1,156	7,447

Net cash used in investing activities	(525,526)	85,439

Cash flows from financing activities:
Capital element of hire purchase payments	(2,052)	(22,471)
Advances from / to a director	(1,189)	54,023
Issue of common stock	-	680
Additional paid-in capital	5,275	1,319,525
Deferred offering costs	-	(225,364)

Net cash provided by financing activities	2,034	1,126,393

Net increase (decrease) in cash and cash equivalents	(323,227)	2,252,811
Exchange differences	-	(45)
Cash and cash equivalents at beginning of year	416,277	93,050

Cash and cash equivalents at end of year	93,050	2,345,816

The financial statements should be read in conjunction with the accompanying notes.

Pacific CMA, Inc.

Notes to the Financial Statements

For the years ended December 31, 1999 and 2000

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

The Company was initially incorporated under the laws of the State of Colorado on December 29, 1994. After engaging in minimal activity related to its business plan, the Company's activities ceased in early 1995, and the Company became inactive until its reinstatement by the Colorado Secretary of State on September 25, 1998.

The Company's Articles of Incorporation authorize up to 100,000,000 shares of common stock, no par value per share. From the Company's date of inception to August 28, 2000, the Company had issued an aggregate of 12,000,000 shares of common stock.

On August 28, 2000, the Company acquired AGI Logistics (Hong Kong) Limited, a Hong Kong corporation ("AGI"). The acquisition was brought about by transactions that are memorialized in two agreements: (1) Stock Purchase Agreement, by Lam King Ko, Alfred ("Mr. Lam") and by the Selling Stockholders. Pursuant to the terms of the Stock Purchase Agreement, Mr. Lam purchased 9,000,000 shares of the Company's common stock from the selling stockholders. (2) Stock Exchange Agreement, by and between the Company's then-current management and an authorized representative of Buller Services Corporation, a British Virgin Islands International Business Company ("Buller"). Mr. Lam is the sole beneficial owner of Buller, which, prior to the Stock Exchange Agreement becoming effective, was the sole shareholder of AGI. Pursuant to the terms of the Stock Exchange Agreement, the Company acquired 15,000,000 shares of AGI's common stock from Buller, and, in exchange, the Company issued 8,000,000 shares of its common stock to Buller. AGI became a wholly owned subsidiary of the Company.

The acquisition of AGI, for accounting purposes, has been treated as the acquisition of the Company by AGI with AGI as the accounting acquirer ( reverse acquisition ). On this basis, the historical ordinary stock and stockholders equity amounts have been retroactively restated to reflect the 17,000,000 shares issued to Mr. Lam as outstanding for all periods presented with the remaining shares owned by the former shareholders of the Company reflected as if issued in a capital transaction on the date of the acquisition. The difference between par value of the Company's and AGI's common stock has been reported in additional paid-in capital.

On September 1, 2000, the Company issued 400,000 shares of its common stock to certain consultants for professional services rendered and to be rendered to the Company valued at $39,200, which is the fair value of the stock issued. The unit share price and thus the fair value of stock was determined by the management by reference to the Company's future earning potential. Management believes that this value is comparable to the values of similar services offered by other service providers in the market. The initial terms of services in the agreement will last for two years to three years until December 31, 2003. The amount of $39,200 has been expensed during the year.

Immediately prior to the effectiveness of the agreements, the Company's issued and outstanding capitalization consisted of 12,000,000 shares of common stock and no shares of preferred stock. Immediately thereafter, it consisted of no shares of preferred stock and 20,400,000 shares of common stock of which 83% was owned by Mr. Lam.

From time to time, the Company may issue stock options pursuant to various agreements with other compensatory arrangements. Under the terms of various employment agreements with employees, the Company issued options to purchase 200,000 shares of the Company's common stock at an exercise price of $0.098 (the estimated fair market value on the date of grant was $0.098). The options vest over an 18-month period from the date of grant and expire on August 31, 2005.

The acquisition of Sparkle Shipping, Godown, Wharf & Transp. Co., Limited was a reorganization of companies under common control and has been accounted for effectively as a pooling of interests and the consolidated financial statements of the Company have been presented as if this subsidiary had been owned by the Company since its date of incorporation.

The acquisition of Guangzhou Huasheng International Forwarding Limited was made on January 2, 2000 at a consideration of US$12,840 and has been accounted for using the purchase method. The unaudited pro forma condensed consolidated statement of operations information for the year ended December 31, 1999 giving effect to the acquisition of this subsidiary as if such acquisition had occurred at the beginning of that period has not been presented as the impact is immaterial.

The details of the subsidiaries and their principal activities as of the date of this report are summarized below:

Name of company	Date of formation	Place of incorporation	Equity interest owned by the Company	Principal activities

			Directly	Indirectly

AGI Logistics (Hong Kong) Limited	August 12, 1998	Hong Kong	100%	-	Freight forwarding

Sparkle Shipping, Godown, Wharf & Transp. Co., Limited	June 2, 1999	Hong Kong	-	100%	Freight forwarding

Guangzhou Huasheng International Forwarding Limited	December 2, 1998	Hong Kong	-	100%	Freight forwarding

AGI Logistics (Shenzhen) Limited	July 26, 2000	People' s Republic of China	-	100%	Freight forwarding

2. STOCK-BASED COMPENSATION

Statement of Financial Accounting Standards ( "SFAS" ) No. 123, Accounting for Stock-Based Compensation, requires that an entity account for employee stock compensation under a fair value based method. However, SFAS 123 also allows an entity to continue to measure compensation cost for employee stock-based compensation using the intrinsic value based method of accounting prescribed by APB Opinion No.25, Accounting for Stock Issued to Employees . The pro forma effect of applying the SFAS 123 fair value method of measuring compensation costs to the Company's stock-based awards was not significant to reported net income and earnings per share. All of the Company's share options are granted at not less than market value.

Changes in outstanding options under the employee stock options are as follows:

1999	2000

	Options	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price
		US$		US$
Granted during the year and outstanding (exercisable) at end of year	-	-	200,000	0.098

As of December 31, 2000, the weighted-average exercise price of all outstanding options were US$0.098 and the weighted-average remaining contractual life was 3.17 years.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Principles of consolidation

The consolidated financial statements include the financial information of the Company, its majority-owned and controlled subsidiaries (collectively known as "the Group"). All material intercompany balances and transactions have been eliminated in consolidation.

(b) Statement of cash flows

For the purposes of the statement of cash flows, the Group considers all highly liquid debt instruments with an original maturity within three months to be cash equivalents.

(c) Deferred offering costs

Costs incurred in connection with the Group's proposed public offerings are being deferred. Such amounts will be offset against the proceeds of the offering, if the offering is successful or expensed in operations, if the offering is unsuccessful or to the extent such costs exceed the expected capital to be raised.

(d) Property, plant and equipment and depreciation

Property, plant and equipment is stated at cost less accumulated depreciation.

The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Expenditures incurred after the assets have been put into operation, such as repairs and maintenance and overhaul costs, are normally recognized as expenses in the period in which they are incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the assets, the expenditure is capitalized.

When assets are sold or retired, their costs and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the statement of operations.

Depreciation is provided to write off the cost of property, plant and equipment over their estimated useful lives from the date on which they become fully operational and after taking into account their estimated residual values, using the straight-line method at the following rate per annum:

Furniture and fixtures	3 years
Office equipment	3 years
Motor vehicles	3 years

The Group recognizes an impairment loss on property, plant and equipment when evidence, such as the sum of expected future cash flows (undiscounted and without interest charges), indicates that future operations will not produce sufficient revenue to cover the related future costs, including depreciation, and when the carrying amount of asset cannot be realized through sale. Measurement of the impairment loss is based on the fair value of the assets.

(e) Revenue recognition

Revenue represents income arising from freight forwarding services which is recognized when freight is received from the shipper (for import freight) or when freight leaves the carrier's terminal (for export freight) with accrual of the estimated direct costs to complete delivery of freight-in-transit.

(f) Leased assets

A hire purchase contract is a contract for hire of an asset which contains provision giving the hirer an option to acquire legal title to the asset upon the fulfilment of certain conditions stated in the contract. Property, plant and equipment held under hire purchase contracts are capitalized at their fair values at the date of acquisition. The corresponding liabilities to the hirer, net of interest charges, is included in the balance sheet as a hire purchase obligation and categorized under current or non-current liabilities.

Depreciation is provided on the cost of the assets on a straight-line basis over their estimated useful lives as set out in note 3(d) above. Finance charges implicit in the purchase payments are charged to the statement of operations over the periods of the contracts so as to produce an approximately constant periodic rate of charge on the remaining balances of the obligations for each accounting period.

(g) Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Rentals payable under operating leases are recognized as an expense on the straight-line basis over the lease terms.

(h) Income taxes

Provision for income and other related taxes have been provided in accordance with the tax rates and laws in effect in Hong Kong.

The Company and its subsidiaries did not carry on any business in the United States of America. No provision for withholding or U.S. federal income taxes or tax benefits on the undistributed earnings and / or losses of the Company and its subsidiaries has been provided as the earnings of the subsidiaries, in the opinion of the management, will be reinvested indefinitely.

The Group provides for deferred income taxes using the liability method, by which deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities. The tax consequences of those differences are classified as current or non-current based upon the classification of the related assets or liabilities in the financial statements.

(i) Foreign currency translation

The Company and its subsidiaries maintain their accounting books and records in Hong Kong Dollars ("HK$") and transactions involving foreign currencies are translated at the approximate rates of exchange existing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the year end are retranslated at the approximate rates of exchange existing at that date. Translation differences are included in the statement of operations.

(j) Uses of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires the Group's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual amounts could differ from those estimates.

(k) Related party

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

(l) Fair value of financial instruments

The estimated fair values for financial instruments under Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments," are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of the Group's financial instruments, which include cash trade receivables, trade payables and advances due from / to a director and related parties approximate their carrying value in the financial statements.

(m) Bad debts

The Group routinely assesses the financial strength of its customers. Credit losses are provided for in the financial statements in the form of an allowance for doubtful accounts, based upon past experiences and current market conditions.

(n) Segment reporting

The Group adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." The Group's results of operations and financial position were affected by the implementation of SFAS No. 131 as it operates in more than one line of business. Segment information is disclosed in note 14 to the financial statements.

(o) Net income per share

According to the requirements of SFAS No. 128,"Earnings Per Share" ("EPS"), basic earnings per share are computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding. The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the weighted-average number of shares outstanding is adjusted to include estimates of additional shares that would be issued if potentially dilutive common shares had been issued. In addition, income available to common stockholders is adjusted to include any changes in income or loss that would result from the assumed issuance of the dilutive common shares.

The calculation of basic and diluted EPS are as follows:

	1999			2000
	Income US$	Shares	Per Share Amount US$	Income US$	Shares	Per Share Amount US$
Net Income	363,283			841,198
Basic EPS Income available to common stockholders	363,283	17,000,000	0.02	841,198	18,166,120	0.05
Effect of Dilutive Securities Stock Options	-	-		327	66,667
Diluted EPS Income available to common stockholders and assumed conversions	363,283	17,000,000	0.02	841,525	18,232,787	0.05

Stock options were granted to purchase 200,000 shares of common stock at an exercise price of US$0.098 on September 1, 2000, which will expire on August 31, 2005 and were still outstanding at the end of year 2000.

(p) Goodwill

Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at dates of acquisition and is amortized on a straight-line method over 5 years.

(q) Accounting pronouncements

There are no new accounting pronouncements for which adoption is expected to have a material effect on the Group's financial statements.

4. PROPERTY, PLANT AND EQUIPMENT

	1999	2000
	US$	US$

Office equipment	37,425	142,579
Furniture and fixture	116,122	219,076
Motor vehicles	66,330	154,015
Container	-	769
Less: Accumulated depreciation	(49,851)	(155,558)

Net book value	170,026	360,881

As of December 31, 1999, the cost and accumulated depreciation of property, plant and equipment held under a hire purchase contract amounted to approximately US$19,701 and US$3,284 respectively. As of December 31, 2000, the corresponding amounts are US$93,523 and US$22,757 respectively.

5. INCOME TAXES

Income tax expense is comprised of the following:

	1999	2000
	US$	US$

Current taxes	69,123	159,780
Deferred taxes	4,398	7,875

Income tax expense	73,521	167,655

The Group is subject to income taxes on income arising in or derived from the tax jurisdiction in which it is domiciled and operates and accordingly, it is subject to Hong Kong profits tax at a current rate of 16% (1999: 16%).

A reconciliation of the income tax provision to income taxes computed using the Hong Kong statutory income tax rate is summarized below:

	1999	2000
	US$	US$

Income before income taxes	436,804	1,008,853
Hong Kong statutory tax rate	16%	16%

Tax at Hong Kong statutory rate	69,889	161,416

Permanent differences on tax computation
- tax losses unlikely to be relieved in the foreseeable future	4,154	6,272
- non-deductible expenses	118	6,838
- non-taxable income	(640)	(6,871)

Income tax provision	73,521	167,655

The Group's deferred income taxes at December 31, 1999 and 2000 comprise mainly the tax effect on temporary differences in respect of the excess of tax allowances over depreciation provided on the Group's property, plant and equipment.

9. OBLIGATIONS UNDER HIRE PURCHASE CONTRACT

The group hires motor vehicles under hire purchase contracts. The scheduled future minimum lease payments are as follows:

	1999	2000
	US$	US$
Payable during the following period:
Within one year	6,735	57,407
Over one year but not exceeding two years	6,735	30,585
Over two years but not exceeding three years	6,735	3,927
Over three years but not exceeding four years	3,929	-

Total minimum lease payments	24,134	91,919
Less: amount representing interest	6,485	13,930

Present value of net minimum lease payments	17,649	77,989

10. COMMITMENTS AND CONTINGENCIES

Commitments under operating leases:

The Group had outstanding commitments not provided for under non-cancellable operating leases in respect of land and buildings, the portion of these commitments which are payable in the following years is as follows:

2000
US$

2000	-
2001	95,666
2002	67,144
2003	17,303
2004	180

Total operating lease commitments	180,293

Contingencies

The Group has pledged fixed deposits of US$27,708 to secure a guarantee of US$25,681 given by a bank to third parties.

11. RELATED PARTY TRANSACTIONS

During the years ended December 31, 1999 and 2000, the Group had the following transactions with related parties in which the Company's directors have beneficial interests:

1999	2000
US$	US$

Acquisition of a subsidiary from directors of the Company	-	(12,840)
Payment of freight cost to companies controlled by directors of the Company	(26,396)	(18,476)
Received freight income from companies controlled by directors of the Company	8,679	26,956
Received interest income from a company controlled by directors of the Company	-	10,700

(a) During the year ended and as of December 31, 1999, the Group incurred general and administrative expenses on behalf of certain related parties amounting to $368,624, which were subsequently reimbursed at cost.

(b) During the year ended and as of December 31, 1999, the Group made advances to a director amounting to $52,137, which were subsequently reimbursed at cost. As of December 31, 2000, the balance due from the Group to this director amounting to $1,913 was unsecured, interest-free and has no fixed repayment terms.

12. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	1999	2000
	US$	US$
Cash paid for:
Income taxes	-	2,03,648
Interest expenses	754	5,304

13. OTHER SUPPLEMENTAL INFORMATION

The following items are included in the consolidated statements of operations.

	1999	2000
	US$	US$

Executive Compensation
Directors' emoluments - salaries	46,154	50,000
Interest income	5,187	53,774
Rental expenses under operating leases	89,794	188,552
Hire of other assets under operating leases	1,990	2,157

14. DISTRIBUTION OF PROFIT

In the opinion of management, any undistributed earnings of the Company and its subsidiaries will be reinvested indefinitely.

15. RETIREMENT PLAN

The Group did not operate any retirement plan before December 2000. Following the implementation of the Mandatory Provident Fund ("MPF") in Hong Kong with effect from December 2000, the Group operates a MPF plan for its Hong Kong employees. The assets of the MPF are held separately from those of the Group in a provident fund managed by an independent trustee. The Group is required to make contributions to the MPF in January 2001 and accordingly, no pension expenses have been incurred by the Group during the years ended December 31, 1999 and 2000.

16. OPERATING RISKS

a) Concentration of credit risk

The Group provided forwarding services to a number of customers. Details of individual customers accounting for more than 5% of the Group's sales appear in note 14(c).

Concentration of accounts receivable as of December 31, 1999 and 2000 are as follows:

	1999	2000
	%	%
Customer A	-	9
Customer B	20	8
Customer C	-	7
Customer D	-	5
Customer E	8	-
Customer F	8	-
	36	29

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentration of credit risk (whether on or off balance sheet) arose from the Group's major customers and related companies but the directors, in their opinion, consider that the risk of recoverability of the unreserved receivable is minimal.

b) Concentration of suppliers

The Group sourced forwarding services from a number of suppliers. Details of individual suppliers accounting for more than 5% of the Group's cost of sales appear in note 14 (d).

Concentration of account payable as of December 31, 1999 and 2000 are as follows:

	1999	2000
	%	%
Supplier G	15	23
Supplier H	6	11
Supplier I	9	-
Supplier J	7	-
Supplier K	6	-
Supplier L	6	-

	49	34

17. SEGMENTS OF THE BUSINESS

Business segments

The Group operates mainly in three business segments, being the provision of (i) air forwarding, (ii) sea forwarding and (iii) land forwarding services.

The following table summarized the Group's operations during the year ended December 31, 1999 and 2000 analyzed into air, sea and land forwarding services:

Air forwarding	Sea forwarding	Land forwarding	Total

	1999	2000	1999	2000	1999	2000	1999	2000
	US$	US$	US$	US$	US$	US$	US$	US$
Turnover	7516402	9464981	1,655,210	4,616,022	19,960	88,223	9,191,572	14169226
Cost of sales	(6,520,466)	(8,031,760)	(1,210,142)	(3,185,126)	(16,411)	(73,243)	(7,747,019)	-11290129

	995,936	1,433,221	445,068	1,430,896	3,549	14,980	1,444,553	2,879,097

Depreciation	(13,803)	(26,236)	(33,206)	(57,604)	-	(14,053)	(47,009)	(97,893)
Interest income	3,557	26,727	1,630	26,108	-	939	5,187	53,774
Interest expenses	-	-	-	-	-	(3,495)	-	(3,495)
Other segment expenses attributable to segment	(399,572)	(698,958)	(199,303)	(301,049)	-	(58,959)	(598,875)	(1,058,966)
Taxation	(50,730)	(83,895)	(22,791)	(83,760)	-	-	(73,521)	(167,655)

Segment income	535,388	650,859	191,398	1,014,591	3,549	(60,588)	730,335	1,604,862

Net other unallocated expenses *							(367,052)	(763,664)

Net income							363,283	841,198

Total assets	2,373,283	4,377,698	342,722	1,418,986	4,489	92,074	2,720,494	5,888,758

* The amounts comprised general administration expenses such as office overheads for which it was impracticable to make an allocation into each reportable segment.

  Geographical segments

The table below summarized the Group's turnover during the year ended December 31, 1999 and 2000 and total assets as of that dates analyzed into geographical locations:

1999	2000
US$	US$

Turnover
North America	4,443,006	5,377,669
Europe	160,628	35,800
Asia	4,587,938	8,755,757

TOTAL	9,191,572	14,169,226

1999	2000
	Trade receivables	Other assets	Total assets	Trade receivables	Other assets	Total assets
	US$	US$	US$	US$	US$	US$

Assets
North America	1,399,245	4,668	1,403,913	1,709,667	-	1,709,667
Europe	1,668	93	1,761	4,019	-	4,019
Asia	433,782	881,038	1,314,820	1,039,529	3,135,543	4,175,072

TOTAL	1,834,695	885,799	2,720,494	2,753,215	3,135,543	5,888,758

(c) Details of individual customer accounting for more than 5% of the Group's sales are as follows:

	1999	2000
	%	%
Major customer
M	-	5

  Details of individual suppliers accounting for more than 5% of the Group's cost of sales are as follows:

	1999	2000
	%	%

Major suppliers
G	-	13
H	-	8
K	-	7
N	19	-
O	12	-
P	5	-

	36	28

PACIFIC CMA, INC.

FINANCIAL STATEMENTS

(Unaudited)

Period ended September 30, 2001

PACIFIC CMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30,	December 31,
	2001	2000
	US$	US$
ASSETS

Current assets
Cash and cash equivalents	1,804,398	2,345,816
Fixed deposits	28,861	27,708
Trade receivables	2,826,581	2,753,215
Loan receivable	115,385	-
Deposits, prepayment and other debtors	343,243	168,870
Due from other related parties	612,772	-
Tax refundable	-	755
Total current assets	5,731,240	5,296,364
Property, plant and equipment, net	353,849	360,881
Goodwill	4,988	6,149
Deferred taxes	16,575	-
Deferred offering costs	225,018	225,364
Total assets	6,331,670	5,888,758

See notes to condensed consolidated financial statements.

PACIFIC CMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)
September 30,	December 31,
2001	2000
US$	US$

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Bank overdraft	175,434	-
Trade payables	1,265,100	1,984,381
Bills payable	235,021	-
Accrued charges and other creditors	469,926	193,004
Deposit received	-	12,382
Due to a director	23,585	1,913
Obligations under hire purchase contracts, current portion	47,597	49,222
Unsecured bank loan, current portion	59,809	-
Income tax payable	157,835	89,577
Total current liabilities	2,434,307	2,330,479
Obligations under hire purchase contracts, non-current portion	37,251	28,767
Unsecured bank loan, non-current portion	15,833	-
Deferred taxes	-	14,495
Total liabilities	2,487,391	2,373,741

Stockholders' equity
Common stock with no par value	4,080	4,080
Additional paid-in capital	2,121,723	1,966,718
Other comprehensive loss	(8,307)	(2,912)
Retained earnings	1,726,783	1,547,131

Total stockholders' equity	3,844,279	3,515,017

Total liabilities and stockholders' equity	6,331,670	5,888,758

See notes to condensed consolidated financial statements.

PACIFIC CMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited)		(Unaudited)
Nine months ended September 30,			Three months ended September 30,
	2001	2000	2001	2000
	US$	US$	US$	US$
Freight forwarding income	8,743,810	9,928,686	3,523,067	3,708,805

Operating expenses
Cost of forwarding	(6,855,183)	(7,768,181)	(2,901,472)	(3,013,867)
Selling and administrative expenses	(1,529,283)	(1,329,953)	(554,860)	(524,999)
Depreciation	(147,710)	(61,633)	(52,907)	(22,081)

Total operating expenses	(8,532,176)	(9,159,767)	(3,509,239)	(3,560,947)

Income from operations	211,634	768,919	13,828	147,858

Non-operating income (loss)
Net gain on disposal of a subsidiary	19,280	-	-	-
Interest and other income	49,725	36,801	13,976	19,328
Interest expense	(7,439)	(3,678)	(1,890)	(1,530)
Amortization of goodwill	(1,151)	(1,151)	(384)	(384)
Compensation cost	(31,680)	-	(31680)	-
Net non-operating income (loss)	28,735	31,972	(19,978)	17,414

Income (loss) before income taxes	240,369	800,891	(6,150)	165,272

Provision for income taxes	(60,717)	(125,741)	(21,274)	(41,914)

Net income (loss)	179,652	675,150	(27,424)	123,358

Other comprehensive income (loss)
Foreign currency translation adjustments	(5,395)	(1,850)	17	4,160

Comprehensive income (loss)	174,257	673,300	(27,407)	127,518

Net income (loss) per share

Weighted average number of shares outstanding
Basic	20,808,998	17,416,059	20,990,691	18,239,131

Diluted	21,008,998	17,437,957	21,190,691	18304348
Net income (loss) per share of common stock - Basic and diluted	0.01	0.04	(0.01)	0.01

See notes to condensed consolidated financial statements.

PACIFIC CMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Unaudited)
	Nine months ended September 30,
	2001	2000
	US$	US$
Cash flows from operating activities:
Net income	179,652	675,150
Adjustments to reconcile net income to net cash (used in)
provided by operating activities
Depreciation	147,710	61,633
Amortization of goodwill	1,151	1,151
Loss on disposal of property, plant and equipment	15,040	9,084
Net gain on disposal of a subsidiary	(19,280)	-
Compensation cost	31,680	-
Changes in working capital:
Tax refundable	754	-
Deposits received	(12,363)	-
Accounts receivable	(74,057)	(618,140)
Deposits, prepayment and other debtor	(177,193)	(68,276)
Accounts payable	(715,652)	(214,465)
Accrued charges and other creditors	278,574	(63,611)
Tax payable	68,400	81,552
Bills payable	235,021	-
Deferred taxes	(31,048)	5,907
Net cash (used in) provided by operating activities	(71,611)	435,467

Cash flows from investing activities:
Loan receivables	(115,385)	-
Due from/to other related parties	(604,664)	(661,674)
Acquisition of subsidiaries	-	(68,970)
Sale proceeds from disposal of a subsidiary	149,888	-
Acquisition of property, plant and equipment	(170,941)	(37,788)
Sale proceeds from disposal of property, plant and equipment	14,668	-
Net cash used in investing activities	(726,434)	(768,432)

Cash flows from financing activities:
Fixed deposits	(1,196)	(1,298)
Inception of new hire purchase contracts	62,821	-
Repayment of unsecured bank loan	(14,102)	-
Capital element of hire purchase payments	(55,841)	(12,273)
Advances from/to a director	(115,248)	373,788
Deferred offering costs	-	(225,072)
Bank overdraft	175,434	-
Unsecured bank loan	89,744	-
Additional paid-in capital	123,325	1,318,085
Net cash provided by financing activities	264,937	1,453,230

Net (decrease) increase in cash and cash equivalents	(533,108)	1,120,265
Exchange difference	(8,309)	415
Cash and cash equivalents at beginning of period	2,345,815	93,050
Cash and cash equivalents at end of period	1,804,398	1,213,730

See notes to condensed consolidated financial statements.

PACIFIC CMA, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Pacific CMA, Inc. (the "Company") and its subsidiaries (the "Group") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of the Company's management, all adjustments, consisting only of normal recurring adjustments, considered necessary to present fairly the condensed consolidated financial statements have been made.

The condensed consolidated statements of operations for the nine months and three months ended September 30, 2001 and 2000, and cash flows for the nine months ended September 30, 2001 and 2000 are not necessarily indicative of the results that may be expected for the entire year. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes thereto for the year ended December 31, 2000 included in the Company's Form 10-K filed on March 30, 2001.

Note 2. Principles of Consolidation

The condensed consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Note 3. Earnings Per Share

The following is a reconciliation of the numerator and denominator of basic and diluted earnings per share:

	Nine Months Ended September 30, (unaudited)							Three Months Ended September 30, (unaudited)
		2001			2000			2001			2000

			Per-Share			Per-Share			Per-Share			Per-Share
	Income	Shares	Amount	Income	Shares	Amount	Income	Shares	Amount	Income	Shares	Amount
	US$		US$	US$		US$	US$		US$	US$		US$

Net Income (Loss)	179,652			675,150			(27,424)			123,358

Basic EPS
Income (loss) available to
common stockholders	179,652	208,08,998	0.01	675,150	17,416,059	0.04	(27,424)	20,990,691	(0.01)	123,358	18,239,131	0.01

Effect of dilutive securities

Stock options	735	200,000		82	21,898		245	200,000		82	65,217

Diluted EPS
Income (loss) available to common
stockholders and assumed
conversions	180,387	2,1008,998	0.01	675,232	17,437,957	0.04	(27,179)	21,190,691	0.01	123,440	18,304,348	0.01

(a) Stock options were granted to purchase 200,000 shares of common stock at an exercise price of US$ 0.098 on September 1, 2000. These options are still outstanding at the end of September 30, 2001 and will expire on August 31, 2005.

(b) On September 1, 2001, certain stock grants to purchase 176,000 shares of common stock were granted and exercised at an aggregate exercise price of US$10 pursuant to the terms stipulated in the Company's 2000 Stock Plan (note 4).

Note 4. Common Stock

As of December 31, 2000, the Company's authorized capital stock comprised of 100,000,000 shares of common stock, no par value and 10,000,000 shares of preferred stock, no par value. As of the same date, the Company's issued and outstanding capital stock was comprised of 20,400,000 shares of common stock and no shares of preferred stock.

During the period from February, 20, 2001 to March 31, 2001, an aggregate of 342,000 shares of common stock had been issued at a price of US$0.25 per share pursuant to a private placement. The proceeds from this issue, net of issuing expenses of US$10,000, was credited to additional paid-in-capital.

As a result, at March 31, 2001, the Company's issued and outstanding capital stock was comprised of 20,742,000 shares of common stock and no shares of preferred stock. Subsequent to March 31, 2001, the private placement continued. Up to June 30, 2001, a further 191,300 shares of common stock have been issued at a price of US$0.25 per share.

Accordingly, as of June 30, 2001, the Company's authorized capital stock comprised of 100,000,000 shares of common stock, no par value and 10,000,000 shares of preferred stock, no par value. As of the same date, the Company's issued and outstanding capital stock comprised of 20,933,300 shares of common stock and no shares of preferred stock.

Details of the private placement are documented in the private placement memorandum dated March 31, 2001. The aggregate number of 533,300 shares of common stock issued pursuant to the private placement have been registered for resale under a prospectus filed on August 21, 2001.

On September 1, 2001, an aggregate of 176,000 shares of common were issued pursuant to the Company's 2000 Stock Plan (note 3). These shares are valued at approximately US. $31,680. As a result, as of September 30, 2001, the Company's issued and outstanding capital stock was comprised of 21,109,300 shares of common stock, and no shares of preferred stock.

Note 5. Pledge of Assets

The Group has pledged fixed deposits of US$1,545,843 to secure general banking facilities granted by bankers to the Group.

Note 6. Segment Information

(a) Business segments

The Group operates in three business segments. The accounting policies adopted by the Group for segment reporting are described in the summary of significant accounting policies in the Company's on Form 10-K filed for the year ended December 31, 2000.

(i) The following table summarized the selected segment data for the nine months ended September 30, 2001 and 2000 (unaudited):

	Air Forwarding		Sea Forwarding		Land Forwarding		Total
	2001	2000	2001	2000	2001	2000	2001	2000
	US$	US$	US$	US$	US$	US$	US$	US$
Turnover	5,924,828	6,107,438	2,728,836	3,762,254	90,146	58,994	8,743,810	9,928,686
Cost of forwarding	(4,639,668)	(5,224,214)	(2,141,185)	(2,480,362)	(74,330)	(63,605)	(6,855,183)	(7,768,181)
Depreciation	(29,742)	(25,970)	(21,562)	(7,233)	(13,0880	(7,677)	(64,392)	(40,880)
Other segment expenses attributable to segment	(505,550)	(410,282)	(194,029)	(189,663)	(53,797)	(66,296)	(753,376)	(666,241)
Taxation	(42,255)	(77,809)	(19,462)	(47,932)	-	-	(61,717)	(125,741)
Segment income (loss)	707,613	(369,163)	352,598	1,037,064	(51,069)	(78,584)	1,009,142	1,327,643
Net other unallocated expenses							(829,490)	(652,493)
Net income							179,652	675,150

Total assets	4,552,226	4,113,335	1,644,324	1,468,632	135,120	93,837	6,331,670	5,675,804

Note 6. Segment Information (continue)

(a) Business segments (continue)

(ii) The following table summarized the selected segment data for the three months ended September 30, 2001 and 2000 (unaudited):

Air Forwarding	Sea Forwarding	Land Forwarding	Total
2001	2000	2001	2000	2001	2000	2001	2000
US$	US$	US$	US$	US$	US$	US$	US$
Turnover	2,313,179	2,354,618	1,178,298	1,330,434	31,590	23,753	3,523,067	3,708,805
Cost of forwarding	(1,918,357)	(2,042,803)	(952,144)	(962,475)	(30,971)	(8,589)	(2,901,472)	(3,013,867)
Depreciation	(11,513)	(8,657)	(5,116)	(2,571)	(3,793)	(3,830)	(20,422)	(15,058)
Other segment expenses attributable to segment	(198,055)	(138,350)	(74,599)	(76,683)	(12,976)	(34,852)	(285,630)	(249,885)
Taxation	(14,094)	(26,782)	(7,180)	(15,132)	-	-	(21,274)	(41,914)
Segment income (loss)	171,160	138,026	139,259	273,573	(16,150)	(23,518)	294,269	388,081
Net other unallocated expenses	(321,693)	(264,723)
Net (loss) income	(27,424)	123,358

Total assets	4,552,226	4,113,335	1,644,324	1,468,632	135,120	93,837	6,331,670	5,675,804

(b) Geographical segments

The table below summarized the Group's turnover for the nine months and three months ended September 30, 2001 and 2000 analyzed into geographical locations:

	(unaudited)		(unaudited)
	Nine months ended September 30,		Three months ended September 30,
	2001	2000	2001	2000
	US$	US$	US$	US$
Turnover
North America	3,537,447	3,174,385	1,308,820	1,305,907
Europe	45,832	27,396	25,562	10,266
Asia	5,160,531	6,726,905	2,188,685	2,392,632
TOTAL	8,743,810	9,928,686	3,523,067	3,708,805

Note 7. Related Party Transactions

During the nine months and three months ended September 30, 2001 and 2000, the Group had the following balances and transactions with related parties:

	(unaudited)		(unaudited)
	Nine months ended September 30		Three months ended September 30
	2001	2000	2001	2000
	US$	US$	US$	US$
Proceeds from disposal of a subsidiary to a company controlled by the director of the Company	150,000	-	-	-
Loan to a company controlled by the director of the Company	115,385	-	-	-
Payment of freight cost to companies controlled by directors of the Company	53,432	1,696	16,716	1,696
Received freight income from companies controlled by directors of the Company	109,078	6,686	5,947	6,634
Received interest income from a company controlled by directors of the Company	4,777	2,672	1,731	2,672

Note 8. Related Party Transactions (continued)

(a) As of December 31, 2000 and September 30, 2001, the Company's directors have beneficial interests in the Company and all the aforementioned related parties.

(b) Loan to a related company as of September 30, 2001 is unsecured, bears interest at 6% p.a. and has no fixed repayment terms.

(c) Due from other related parties as of September 30, 2001 is unsecured, interest free and has no fixed repayment terms.

(d) The Group received certain advances from a director. The balances due to the Group as of December 31, 2000 and September 30, 2001 were unsecured, interest-free and have no fixed repayment terms.

(e) As of September 30, 2001, banking facilities of US$2.91 million granted by bankers to the Group were secured on the Group's fixed deposits to the extent of US$1.5 million (note 5) and a director's personal guarantees.

PROSPECTUS

Pacific CMA, Inc.

1,100,000 shares of common stock

Table of Contents

SUMMARY 4

RISK FACTORS 7

SELECTED HISTORICAL FINANCIAL INFORMATION 21

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS 23

BUSINESS 13

MANAGEMENT 36

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS 35

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT 36

DESCRIPTION OF PACIFIC CMA CAPITAL STOCK 37

SELLING SHAREHOLDER 38

PLAN OF DISTRIBUTION 39

AVAILABLE INFORMATION 40

EXPERTS 41

LEGAL MATTERS 41

Dealer Prospectus Delivery Obligation

Until (insert date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article Twelfth, Section 3 of the First Amended and Restated Articles of Incorporation of Pacific CMA, included herewith as Exhibit 3.1, provides for the indemnification of Pacific CMA's officers and directors to the full extent permitted by Colorado law.

The officers and directors are indemnified under various provisions of the Colorado Business Corporation Act, which provide for the indemnification of officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which such persons shall be determined not to have acted in good faith and in the best interests of Pacific CMA With respect to matters as to which Pacific CMA's officers and directors and others are determined to be liable for misconduct or negligence, including gross negligence, in the performance of their duties to Pacific CMA, Colorado law provides for indemnification only to the extent that the court in which the action or suit is brought determines that such person is fairly and reasonably entitled to indemnification for which the court deems proper.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors or persons controlling Pacific CMA pursuant to the foregoing, Pacific CMA has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

In accordance with the laws of the State of Colorado, Pacific CMA's Bylaws authorize indemnification of a director, officer, employee or agent of Pacific CMA for expenses incurred in connection with any action, suit, or proceeding to which he or the is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his or her duty. In addition, even a director officer, employee, or agent of Pacific CMA who was found liable for misconduct or negligence in the performance of his or her duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers, or persons controlling the issuing company in accordance with the foregoing provisions, Pacific CMA has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Filing Fee	$1,000
Legal Fees	$15,000
Printing, Postage, Misc.	$5,000
TOTAL	$21,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Name	Date of Sale	Shares	Purchase Price	Aggregate Purchase Price
Alfred Lam	8/28/00	8000000	$ -	$ -
Michael T. Williams	3/31/01	25000	For services
George Moseman	3/31/01	15000	For services
Stuart Douglas Smith	2/20/01	5,000	$0.25	$1,250
James Weingartner	3/01/01	5,000	$0.25	$1,250
John Massie	3/01/01	5,000	$0.25	$1,250
Reine Marulli di Barletta	3/01/01	5,000	$0.25	$1,250
Madam Au Sui Hing	3/01/01	5,000	$0.25	$1,250
Chan Chiu Yin	3/01/01	5,000	$0.25	$1,250
Chan Yeuk Shing	3/01/01	5,000	$0.25	$1,250
Cheng Kit Mei	3/01/01	5,000	$0.25	$1,250
Choi King Hung	3/01/01	5,000	$0.25	$1,250
Ho Sum Kui	3/01/01	5,000	$0.25	$1,250
Johnny Chan	3/01/01	5,000	$0.25	$1,250
Lam Chin Fung	3/01/01	5,000	$0.25	$1,250
Lam Shun Heung	3/01/01	5,000	$0.25	$1,250
Lam Kin Man	3/01/01	5,000	$0.25	$1,250
Lam Sung Ko	3/01/01	5,000	$0.25	$1,250
Lee Hung Ching	3/01/01	5,000	$0.25	$1,250
Lee Ki Yee	3/01/01	5,000	$0.25	$1,250
Leung Hoi Man	3/01/01	5,000	$0.25	$1,250
Tsang Hing Nam	3/01/01	5,000	$0.25	$1,250
Yau Cheuk Lun	3/01/01	5,000	$0.25	$1,250
Yau Siu Fung	3/01/01	5,000	$0.25	$1,250
Kathleen A. Adams	4/17/01	5,000	$0.25	$1,250
Jean Marie Almao	4/17/01	5,000	$0.25	$1,250
Kevin Ashby, M.D.	4/27/01	5,000	$0.25	$1,250
Correy Baker	4/17/01	4,000	$0.25	$1,000
Patrick Baker	4/17/01	5,000	$0.25	$1,250
Randall Baker	4/17/01	2,800	$0.25	$ 700
George E. Brown	4/17/01	5,000	$0.25	$1,250
Business Equity Services,	4/17/01	5,000	$0.25	$1,250
Business O.C. Com, Inc.	4/17/01	5,000	$0.25	$1,250
Jack Carr	4/17/01	5,000	$0.25	$1,250
Steve Corbin	4/17/01	5,000	$0.25	$1,250
Lori X. Hammarlund	4/27/01	5,000	$0.25	$1,250
Edward M. Helzerman	4/30/01	2,500	$0.25	$ 625
Sharon M. Helzerman	4/30/01	2,500	$0.25	$ 625
InfinityVentures.Net, Inc.	12/04/01	1,100,000	$.0001	$ 110
Debbie A. Kozlowski	4/17/01	5,000	$0.25	$1,250
M/M Robert Lombard	4/17/01	5,000	$0.25	$1,250
Debra Micklis	3/08/01	5,000	$0.25	$1,250
Daniel Micklis	3/08/01	5,000	$0.25	$1,250
Freddie and Sylvia Parish	4/27/01	1,000	$0.25	$ 250
Harry William Pflueger	4/27/01	5,000	$0.25	$1,250
Ralph Rosenberg	4/17/01	5,000	$0.25	$1,250
James H. Russell	4/17/01	5,000	$0.25	$1,250
Mark C. Russell	4/17/01	5,000	$0.25	$1,250
Patrick Sheedy	4/27/01	5,000	$0.25	$1,250
Robert Sheedy	4/30/01	5,000	$0.25	$1,250
Carl Van Skyke	4/30/01	2,500	$0.25	$ 625
Brad Smith	4/17/01	1,000	$0.25	$ 250
Adam Login	3/08/01	3,000	$0.25	$ 750
Ellen Farber	4/5/02	5,000	$0.25	$1,250
Geraldine Turner	3/6/01	5,000	$0.25	$1,250
Hannah Saunders	4/27/01	5,000	$0.25	$1,250
Gil Chrisikos	2/27/01	5,000	$0.25	$1,250
Nancy Decker	3/07/01	5,000	$0.25	$1,250
Kyriakos Konstantakis	3/06/01	5,000	$0.25	$1,250
Lawrence Coleman	2/27/01	5,000	$0.25	$1,250
Andrew Goodman	3/05/01	5,000	$0.25	$1,250
Barry Kantrowitz	3/05/01	5,000	$0.25	$1,250
Sanford & Elyse Login	3/01/01	5,000	$0.25	$1,250
Felice & Joel Brenner	4/03/01	5,000	$0.25	$1,250
Michael & Donna Brown	3/06/01	5,000	$0.25	$1,250
Giuseppina Cavallo	3/15/01	5,000	$0.25	$1,250
Arnold Conrad	3/11/01	5,000	$0.25	$1,250
Alfredo D'Antonio	4/03/01	5,000	$0.25	$1,250
Denise M. D'Antonio	4/03/01	5,000	$0.25	$1,250
Steven D'Antonio	4/03/01	5,000	$0.25	$1,250
Tonino D'Antonio	4/03/01	5,000	$0.25	$1,250
Taso Denis	3/08/01	5,000	$0.25	$1,250
Edward Dennehy	4/03/01	5,000	$0.25	$1,250
Howard Dickson	3/08/01	5,000	$0.25	$1,250
Donna Farber	3/08/01	5,000	$0.25	$1,250
Santo Favano	4/03/01	5,000	$0.25	$1,250
Joseph S. Fusco	3/13/01	5,000	$0.25	$1,250
Barry & Michelle Gaynor	4/06/01	5,000	$0.25	$1,250
Michael & Robin	4/06/01	5,000	$0.25	$1,250
Arlene Goodman	3/06/01	5,000	$0.25	$1,250
Joan and Robert Johnsen	3/13/01	5,000	$0.25	$1,250
Dave & Ellen Katzen	3/07/01	5,000	$0.25	$1,250
Ronald & Cynthia Keats	4/09/01	5,000	$0.25	$1,250
Michael and Rita Lee	3/08/01	4,000	$0.25	$1,000
Marilyn Levine	3/08/01	5,000	$0.25	$1,250
Ahmet & Edina	3/08/01	5,000	$0.25	$1,250
Melissa & Gianmarco	3/08/01	5,000	$0.25	$1,250
Nina Marazzo	3/09/01	5,000	$0.25	$1,250
Steven & Jodie Menchel	3/07/01	5,000	$0.25	$1,250
Starr & Stanley	3/08/01	5,000	$0.25	$1,250
Jonathan T. Miller	3/12/01	5,000	$0.25	$1,250
Peter & Randi Million	3/08/01	5,000	$0.25	$1,250
Linda Murphy	3/08/01	5,000	$0.25	$1,250
Carol Palmeri	3/07/01	5,000	$0.25	$1,250
Shari & Scott Saunders	3/08/01	5,000	$0.25	$1,250
Elisa R. Schindler	3/19/01	5,000	$0.25	$1,250
Gary Stein	3/08/01	5,000	$0.25	$1,250
Frank / Irene Testa	3/08/01	5,000	$0.25	$1,250
Paul Woldar	3/11/01	5,000	$0.25	$1,250
James Ming Yeung	3/19/01	5,000	$0.25	$1,250
Frank Zambuto	3/08/01	5,000	$0.25	$1,250
Irina Zolina-Korzhenevich	4/03/01	5,000	$0.25	$1,250
Lori Sosna	4/27/01	5,000	$0.25	$1,250
Milton Sussman	4/27/01	5,000	$0.25	$1,250
Willam and Robyn Weiss	4/27/01	5,000	$0.25	$1,250
Mark Taylor	3/08/01	5,000	$0.25	$1,250
Charles McCallion	4/17/01	5,000	$0.25	$1,250

All but 40,000 shares issued for services were sold for $0.25 per share by officers and directors for no consideration in an offering under Rule 506/ Section 4(2) of the 1933 Act.

ITEM 27. EXHIBITS.

Exhibit Document

3.1 Articles of Incorporation (incorporated by reference from Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on October 14, 1999).

3.2 Bylaws (incorporated by reference from Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on October 14, 1999).

4.1 Specimen Common Stock Certificate (incorporated by reference from Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on October 14, 1999).

5.1 Opinion re Legality and Consent of Counsel - Frascona Joiner Goodman and Greenstein, P.C.

10.1 Stock Purchase Agreement among Pacific CMA, Inc. and InfinityVentures.Net, Inc.

23.1 Consent of Moores Rowland, independent certified public accountants.

23.2 Consent of Frascona Joiner Goodman and Greenstein, P.C.

All other Exhibits called for by Rule 601 of Regulation SB-2 are not applicable to this filing.

ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to:

1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i. Include any prospectus required by section 10(a)(3) of the Securities Act;

ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii. Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5. Supply by means of a post-effective amendment all information concerning a transaction, and we being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Pacific CMA, INC.

By:/S/ ALFRED LAM

Alfred Lam, Chairman, Treasurer and Director

By:/S/ SCOTT TURNER

Scott Turner, President and Director

By:/S/ LOUISA CHAN

Louisa Chan, Director

Date: December 26, 2001

EXHIBIT 5.1 OPINION RE LEGALITY AND CONSENT OF COUNSEL - FRASCONA JOINER GOODMAN AND GREENSTEIN, P.C.

Frascona Joiner Goodman and Greenstein, P.C.

4750 Table Mesa Drive

Boulder, CO 80305

ph.: 303 494 3000

fax: 303 494 6309

December 21, 2001

Board of Directors

Pacific CMA, Inc

4750 Table Mesa Drive

Boulder, Colorado 80305

Gentlemen:

We have acted as your counsel in the preparation of a Registration Statement on Form SB-2 (the "Registration Statement") filed by you with the Securities and Exchange Commission covering shares of Common Stock of Pacific CMA, Inc. (the "Stock").

In so acting, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, we are of the opinion that:

The Stock, when issued and delivered in the manner and/or the terms described in the Registration Statement (after it is declared effective), will be duly and validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm's name as an expert in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

Sincerely yours,

Frascona, Joiner, Goodman and Greenstein, P.C.

By: Gary S. Joiner

GSJ:gcc

EXHIBIT 10.1 - STOCK PURCHASE AGREEMENT AMONG PACIFIC CMA, INC. AND INFINITYVENTURES.NET, INC.

STOCK PURCHASE AGREEMENT

among

PACIFIC CMA, INC.

and

InfinityVentures.Net, Inc.

Dated as of December 4, 2001

STOCK PURCHASE AGREEMENT dated as of December 4, 2001 by and among Pacific CMA, Inc., a Colorado corporation (the "Company"), and InfinityVentures.Net, Inc., a New York corporation, (the "Purchaser"). (Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 6.12 hereof.)

WHEREAS, the Company wishes to issue and sell to the Purchaser up to 1,100,000 shares of the authorized but unissued common stock, without par value, of the Company (the "Common Stock"); and

WHEREAS, the Purchaser wishes to purchase up to 1,100,000 shares of common stock on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE 1

The Purchased Shares

SECTION 1.1 Issuance, Sale and Delivery of the Purchased Shares. Subject to the terms and conditions of this Agreement and upon the basis of the Purchaser's representations and warranties herein contained, the Company agrees to issue and sell to the Purchaser and, upon the basis of the Company's representations and warranties herein contained, the Purchaser agrees to purchase from the Company at the closing (the "Closing"), 1,100,000 shares of Common Stock (the "Purchased Shares").

SECTION 1.2 Purchase Price. The purchase price (the "Purchase Price") for the Purchased Shares shall be $0.0001 per share, payable in cash at the Closing.

SECTION 1.3 Closing. The Closing shall take place at the offices of Thacher Proffitt & Wood, 11 West 42nd Street, New York, New York 10036. Assuming the satisfaction of the conditions set forth in Sections 4.1 and 4.2, the Closing shall take place at 10:00 a.m., EST, on December 4, 2001 or at such other date and time as may be agreed upon between the Purchaser and the Company.

ARTICLE 2

Representations and Warranties of the Company

The Company represents and warrants to the Purchaser as of the date hereof that, except as set forth in the Disclosure Schedule attached as Schedule I and except for this Agreement, the following:

SECTION 2.1 Organization, Qualifications and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where failure to be so licensed or to so qualify would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect"). The Company has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform this Agreement, the Investor Rights Agreement in the form attached as Exhibit A (the "Investor Rights Agreement" and, together with this Agreement, the "Transaction Documents") and to issue, sell and deliver the Purchased Shares.

SECTION 2.2 Authorization of Agreements, Etc.

(a) The execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations thereunder and the issuance, sale and delivery of the Purchased Shares have been duly authorized by all requisite corporate action and will not (i) violate any material provision of law, any order of any court or other agency of government, the Articles of Incorporation (the "Articles of Incorporation") or the Bylaws of the Company (the "Bylaws"), (ii) violate any provision of any indenture, agreement or other instrument to which the Company, any of its subsidiaries or any of their respective properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, other than any such violation, conflict or default that would not reasonably be expected to cause a Material Adverse Effect or (iii) result in the creation or imposition of any lien upon any of the properties or assets of the Company or any of its subsidiaries.

(b) The Purchased Shares have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable shares of Purchased Shares and will be free and clear of all liens. The issuance, sale or delivery of the Purchased Shares is not subject to any preemptive right of shareholders of the Company that has not been waived or to any right of first refusal or other right in favor of any person that has not been waived.

SECTION 2.3 Validity. This Agreement has been duly executed and delivered by the Company and this Agreement and each of the other Transaction Documents, when executed and delivered in accordance with this Agreement, will constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as the enforcement of any of such Transaction Documents may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by equitable principles.

SECTION 2.4 Authorized Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the Articles of Incorporation, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws.

SECTION 2.5 Financial Statements. The Company has furnished to the Purchaser the audited consolidated balance sheets of the Company and its subsidiaries as of December 31, 2000 and the related unaudited consolidated statements of income, shareholders' equity and cash flows of the Company and its subsidiaries for the quarters ended March 31 and June 30, 2001. The audited consolidated balance sheet of the Company and its subsidiaries as of December 31, 2000 is referred to herein as the "Balance Sheet" and, together with the related unaudited consolidated statements of income, shareholders' equity and cash flows of the Company and its subsidiaries for the three months then ended, as the "Quarterly Statements." All such financial statements fairly present the consolidated financial position of the Company and its subsidiaries as of their respective dates, and the consolidated results of their operations and cash flows for the periods then ended.

SECTION 2.6 Events Subsequent to the Date of the Balance Sheet. Except as set forth in Schedule I, since the date of the Balance Sheet, the Company has not (i) issued any stock, bond or other corporate security, (ii) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities incurred and liabilities under contracts entered into in the ordinary course of business, (iii) discharged or satisfied any lien or incurred or paid any obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the Balance Sheet and current liabilities incurred since the date of the Balance Sheet in the ordinary course of business, (iv) declared or made any payment or distribution to shareholders or purchased or redeemed any share of its capital stock or other security, (v) mortgaged, pledged, encumbered or subjected to lien any of its assets, tangible or intangible, other than liens of current taxes not yet due and payable and minor imperfections of title, if any, not material in nature or amount and not materially detracting from the value or impairing the use of the property subject thereto or impairing the operations of the Company and its subsidiaries, (vi) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or canceled any debt or claim, (vii) sold, assigned, transferred or granted any exclusive license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset, (viii) suffered any loss of, or waived, any right of substantial value whether or not in the ordinary course of business, (ix) made any change in officer compensation except in the ordinary course of business and consistent with past practice, (x) made any material change in the manner of business or operations of the Company, (xi) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby or (xii) entered into any commitment (contingent or otherwise) to do any of the foregoing.

SECTION 2.7 Offering of the Shares. Neither the Company nor any person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or sale of the Purchased Shares or any security of the Company similar to the Purchased Shares has offered the Purchased Shares or any such similar security for sale to, or solicited any offer to buy the Purchased Shares or any such similar security from, or otherwise approached or negotiated with respect thereto with, any person or persons, and neither the Company nor any person acting on its behalf has taken or will take any other action (including, without limitation, any offer, issuance or sale of any security of the Company under circumstances which might require the integration of such security with the Purchased Shares under the Securities Act or the rules and regulations of the Commission thereunder), in either case so as to subject the offering, issuance or sale of the Purchased Shares to the registration provisions of the Securities Act.

SECTION 2.8 Brokers. The Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith and the Company agrees to indemnify and hold the Purchaser harmless against any costs or damages incurred as a result of any such claim.

ARTICLE 3

Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Company as of the date hereof that:

SECTION 3.1 Organization. The Purchaser is duly organized, validly existing and in good standing under the laws of New York.

SECTION 3.2 Power and Authorization. The execution, delivery and performance by the Purchaser of the Transaction Documents are within the powers of the Purchaser and have been duly authorized by all necessary action on the part of The Purchaser. This Agreement has been duly executed and delivered by the Purchaser and this Agreement and each of the Transaction Documents, when executed and delivered in accordance with this Agreement, will constitute a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, except as the enforcement of any of such Transaction Documents may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by equitable principles.

SECTION 3.3 Purchase for Investment.

(a) The Purchaser is an "accredited investor" within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Purchased Shares;

(b) The Purchaser has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company's stage of development and other relevant factors so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof;

(c) The Purchased Shares are being acquired for the Purchaser's own account and not with a view to, or the intention of, any distribution thereof in violation of the Securities Act or any applicable state securities laws;

(d) The Purchaser understands that (i) the Purchased Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act, (ii) the Purchased Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (xiii) the Purchased Shares will bear a legend to such effect and (iii) the Company will make a notation on its transfer books to such effect.

(e) Without limitation of the Company's representations and warranties, the Purchaser acknowledges that it has had a reasonable time prior to its purchase hereunder to ask questions and receive answers concerning the terms and conditions of the offering of the Purchased Shares and any other information concerning the Company.

(f) The state of the principal office or residence of the Purchaser and the place at which the decision to participate in this Agreement and the transactions contemplated hereby was made is in the State of New York.

ARTICLE 4

Conditions to the Obligations

SECTION 4.1 Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to purchase and pay for the Purchased Shares is subject to the satisfaction, on or before the date of each Closing, of the following conditions (unless the same have been waived in writing by the Purchaser):

(i) Representations and Warranties. The representations and warranties contained in Article 2 that are qualified as to materiality shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of such date (except to the extent that such representations and warranties are made as of an earlier date), and the President of the Company shall have certified to such effect to the Purchaser in writing on the date hereof.

(ii) Performance. The Company shall have performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it prior to or at the date of the Closing, and the President of the Company shall have certified to the Purchaser in writing to such effect on the date hereof.

(iii) All Proceedings to be Satisfactory. All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

(iv) Supporting Documents. The Purchaser and its counsel shall have received copies of the following documents:

(A) (i) the Articles of Incorporation, certified as of a recent date by the Secretary of State of the State of Colorado, (ii) a certificate of said Secretary dated as of a recent date as to the due incorporation and good standing of the Company, and (iii) a certificate of the Secretary of State of the jurisdiction of incorporation of each of the Company's subsidiaries dated as of a recent date as to the due incorporation and good standing of such subsidiary; and

(B) a certificate of the Secretary or an Assistant Secretary of the Company dated the date of the Closing and certifying: (i) that attached thereto is a true and complete copy of the Bylaws of the Company as in effect on the date of such certification; (ii) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and the shareholders of the Company authorizing the execution, delivery and performance of the Transaction Documents and the issuance, sale and delivery of the Purchased Shares, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by the Transaction Documents; (iii) that the Certificate of Incorporation has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (A)(i) above; and (iv) to the incumbency and specimen signature of each officer of the Company executing any of the Transaction Documents, or any of the stock certificates representing the Purchased Shares and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this clause (B).

(v) Transaction Documents. Each of the parties to each Transaction Document (other than this Agreement), other than the Purchaser, shall have executed and delivered such Transaction Documents and, assuming due execution and delivery of such Transaction Documents by the Purchaser, if applicable, such Transaction Documents shall be in full force and effect.

(vi) Waivers and Consents. All shareholders of the Company having any preemptive, first refusal or other rights with respect to the issuance of the Purchased Shares shall have irrevocably waived the same in writing. The Company shall have obtained all other material consents and waivers necessary or advisable to execute and deliver the Transaction Documents and issue and deliver the Purchased Shares and all such consents and waivers shall be in full force and effect.

All such documents shall be satisfactory in form and substance to the Purchaser and its counsel.

SECTION 4.2 Conditions to the Obligations of the Company. The obligation of the Company to issue and deliver the Purchased Shares being purchased by the Purchaser is subject to the satisfaction, on or before the date of the Closing, of the following conditions:

(i) Representations and Warranties. The representations and warranties contained in Article 3 shall be true on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of such date; and the Purchaser shall have certified to such effect to the Company in writing.

(ii) Purchase Price. The Purchaser shall have paid the Purchase Price in accordance with Section1.2 above.

ARTICLE 5

Other Agreements

SECTION 5.1 Call Right.

(a) On or after the ninety-eighth (98th) day after the Company's Registration Statement is declared effective by the Commission (the "Final Date"), the Company shall have the right (the "Call Right") to repurchase any Unreleased Shares for an amount equal to the Purchase Price paid for such Unreleased Shares. The Call Right shall be exercised in a written notice (the "Call Notice") from the Company to the Purchaser together with the purchase price for such repurchased shares. In the event the certificates representing such repurchased shares are not delivered to the Company together with stock powers executed in blank within ten (10) business days of the Call Notice, the Company shall have the right to cause the Company's transfer agent to transfer ownership of such repurchased shares to the Company, or at the Company's option, to invalidate such repurchased shares.

(b) The Purchaser shall have the right (the "Release Right") to remove such of the Purchased Shares from being subject to the Call Right by paying to the Company an amount (the "Additional Paid-in Capital") equal to (i) the number of Purchased Shares to be removed from being subject to the Call Right (the "Released Shares") multiplied by (ii) the higher of $1.82 or the Effective Price Per Share. The Release Right shall be exercised by the Purchaser pursuant to a written notice (the "Release Notice") accompanied by the Additional Paid-in Capital.

(c) Notwithstanding the foregoing, prior to the Final Date, the Purchaser shall be required to pay the Additional Paid-in Capital to the Company as to any Unreleased Shares so long as: (i) the Effective Share Price never reaches $1.50 or less, (ii) the Common Stock does not become subject to an investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an Affiliate or former Affiliate), and (iii) the trading of the Common Stock on a securities exchange or through the NASDAQ National Market has not been halted for any reason. The Purchaser may pay the Additional Paid-in Capital in cash in such allotments as it desires, in its sole and absolute discretion, at any time and from time to time during the first ninety-seven (97) days after the Company's Registration Statement is declared effective by the Commission.

SECTION 5.2 Put Right.

(a) Beginning on the first date that the Purchased Shares become freely tradable, in the event the Effective Price Per Share reaches One Dollar and 50/100 ($1.50) or less, the Purchaser shall have a one-time right (the "Put Right") to require the Company to repurchase from the Purchaser fifty percent (50%) of any Released Shares (the "Redeemed Shares") at a purchase price equal to the aggregate Effective Price Per Share paid for all Released Shares multiplied by .5. In the event the Purchaser wishes to exercise the Put Right, it shall notify the Company in writing (the "Put Notice") and shall tender to the Company the Redeemed Shares together with stock powers executed in blank for the transfer thereof. Within ten (10) business days of the Company's receipt of the notice, the Redeemed Shares and the stock powers, the Company will tender payment to the Purchaser for the Redeemed Shares in cash. Notwithstanding the foregoing, upon exercise of the Put Right, the Purchaser shall have the right, in its sole discretion, to cancel a number of Option Shares equal to the Redeemed Shares in lieu of tendering the Redeemed Shares to the Company. In the event the Purchaser wishes to cancel Option Shares in lieu of tendering Redeemed Shares, the Purchaser shall so notify the Company in the Put Notice.

(b) The Put Right shall expire ninety-seven (97) days from the date that the Company's Registration Statement is declared effective by the Commission.

SECTION 5.3 Additional Shares. On Final Date, the Purchaser shall have an option to purchase an additional 500,000 shares (subject to adjustment pursuant to Section 5.2(a) above) of Common Stock (the "Option Shares") for $1.00.

ARTICLE 6

Miscellaneous

SECTION 6.1 Expenses. Each party hereto will pay its own expenses in connection with the transactions contemplated by the Transaction Documents, whether or not such transactions shall be consummated.

SECTION 6.2 Brokerage. Each party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

SECTION 6.3 Taxes. The Company will pay and save and hold the Purchaser harmless from any and all liabilities (including interest and penalties) with respect to, or resulting from any delay or failure in paying, stamp and other taxes (other than income taxes), if any, which may be payable or determined to be payable on the execution and deliver or acquisition of the Purchased Shares or the shares of Common Stock issuable upon conversion of the Purchased Shares.

SECTION 6.4 Parties in Interest. All representations, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Notwithstanding the foregoing, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company (including by operation of law) by any party without the consent of the Purchaser.

SECTION 6.5 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier, addressed as follows:

(a) if to the Company, at 4750 Table Mesa Drive Boulder, Colorado 80305, Attention: President, telecopier number 303-494-6309, with a copy (which copy shall not be deemed notice) to Michael Helmer, Esq., Thacher Proffitt & Wood, 1 Exchange Place, Suite 600, Jersey City, NJ 07302, counsel to the Company, telecopier number 201-369-3290; and

(b) if to the Purchaser, at 750 Columbus Avenue, Suite PHF, New York, New York 10025, with a copy to, telecopier number 201-837-9818;

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

SECTION 6.6 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof. The parties hereto agree that all actions and proceedings arising in connection with this Agreement or any agreement, document or instrument executed in connection herewith shall be tried and litigated in the State and Federal courts located in New York, New York (other than appeals from those courts that may have to be heard outside of New York, New York).

SECTION 6.7 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement and understanding between the parties hereto and thereto in respect of the subject matter contained herein and therein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter hereof or thereof, other than those expressly set forth or referred to herein or therein; provided that all Schedules and Exhibits hereto are hereby incorporated herein by reference. The Transaction Documents supersede all prior agreements and understandings between the parties hereto and thereto with respect to the subject matter hereof and thereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Transaction Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of the Transaction Documents.

SECTION 6.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 6.9 Waivers; Amendments. (a) No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Purchaser holding a majority of the Purchased Shares.

SECTION 6.10 Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

SECTION 6.11 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

SECTION 6.12 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a) "Affiliate" means with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person. For the purposes of this definition, the term "control" (including its correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(b) "Commission" means the Securities and Exchange Commission and any successor agency of the Federal government administering the Securities Act or the Exchange Act.

(c) "Common Stock" means the Common Stock, without par value, of the Company.

(d) "Effective Price Per Share" shall mean the lesser of (1) $3.65 or (2) the Fair Market Value of a share of Common Stock multiplied by .75 (the "Discount Rate").

(e) "Exchange Act" means the Exchange Act of 1934, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

(f) "Fair Market Value" shall be determined as follows:

(i) If the Common Stock is not subject to investment letter or other similar restrictions on free marketability, then:

(A) If traded on a securities exchange or through the NASDAQ National Market, the fair market value shall be deemed to be the lower of (i) the average of the high and low prices of such securities on such exchange on the date the Purchaser receives the Shares or (ii) the volume-weighted average of the prices of such securities on such exchange on the date the Purchaser receives the Shares;

(B) If actively traded (as determined in good faith by the Board of Directors of the Company) over-the-counter ("OTC") but not on the NASDAQ National Market, the fair market value shall be deemed to be the lower of (i) the average of the high and low prices of such securities on such OTC market on the date the Purchaser receives the Shares or (ii) the volume-weighted average of the prices of such securities on such OTC market on the date the Purchaser receives the Shares; and

(C) If not traded pursuant to (A) or (B) above, the value shall be the fair market value as determined by mutual agreement of the Company and the Purchaser. In the event the Company and the Purchaser are unable to agree upon a value, each party shall appoint an appraiser, who together determine and mutually agree upon the fair market value.

(ii) If the Purchased Shares are subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an Affiliate or former Affiliate), then the Board of Directors of the Company acting in good faith shall take an appropriate discount from the fair market value determined in accordance with Section 6.12(f)(i)(A), (B) or (C) to reflect the approximate fair market value thereof.

(g) "Registration Statement" means a registration statement filed with the Commission pursuant to a demand for registration by the Purchaser in accordance with the Investor Rights Agreement

(h) "Securities Act" means the Securities Act of 1933, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

(i) "Subsidiary" means, as to the Company, any corporation of which more than 50% of the outstanding stock having ordinary voting power to elect a majority of the Board of Directors of such corporation is at the time directly or indirectly owned by the Company, or by one or more of its subsidiaries, or by the Company and one or more of its subsidiaries.

(j) "Released Shares" means those certain shares of the Purchased Shares for which Additional Paid-in Capital has been received by the Company.

(k) "Unreleased Shares" means all shares of the Purchased Shares other than the Released Shares.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company and the Purchaser have executed this Agreement as of the day and year first above written.

PACIFIC CMA, INC.

By:/S/ SCOTT TURNER

Scott Turner, Director

INFINITYVENTURES.NET, INC.

By:/S/ JONATHAN MIRSKY

Jonathan Mirsky, President

EXHIBIT A

INVESTOR RIGHTS AGREEMENT

Exhibit A

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (the "Agreement") is made as of December 4, 2001 among Pacific CMA, Inc., a Colorado corporation (the "Company") and InfinityVentures.Net, Inc., a New York corporation (the "Investor").

BACKGROUND

WHEREAS, the Company is issuing and selling up to 1,100,000 shares of Common Stock (as defined below) to the Investor pursuant to the terms of a Stock Purchase Agreement, of even date herewith, among the Investor and the Company (the "Purchase Agreement"); and

WHEREAS, the parties hereto desire to enter into this Agreement to govern their respective rights, duties and obligations after consummation of the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set forth below:

"Affiliate" means, with respect to any Person, means any other Person who directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, such Person.

"Board" shall mean the Board of Directors of the Company.

"Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banks are authorized by law to close in New York, New York.

"Commission" shall mean the Securities and Exchange Commission and any successor agency of the Federal government administering the Securities Act and the Exchange Act.

"Common Stock" shall mean the Common Stock, without par value, of the Company and any other securities into which or for which such Common Stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, consolidation, sale of assets or other similar transaction.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

"GAAP" shall mean U.S. generally accepted accounting principles as in effect from time to time.

"Initial Public Offering" or "IPO" shall mean the first underwritten public offering of the Common Stock by the Company.

"Person" shall mean an individual, corporation, partnership, joint stock company, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

"Qualified Initial Public Offering" shall mean an IPO in which the aggregate gross proceeds to the Company equals or exceeds $20,000,000.

"Registrable Securities" shall mean (i) the shares of Common Stock acquired by the Investor pursuant to the terms of the Purchase Agreement and (ii) any shares of Common Stock issued or issuable in respect of such shares of Common Stock upon any stock split, reverse stock split, stock dividend, recapitalization, reorganization, or merger, consolidation, sale of assets or similar event. Notwithstanding the foregoing, the term Registrable Securities shall not include (a) any such shares which have been registered under the Securities Act pursuant to an effective registration statement filed thereunder and disposed of in accordance with such registration statement, (b) any such shares which have been publicly sold pursuant to Rule 144 under he Securities Act or (c) any such shares which may be sold pursuant to Rule 144 during any ninety (90) day period.

"Securities Act" shall mean the Securities Act of 1933, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

Section 1.2 Certain Other Definitions. The following terms are defined in the following sections of this Agreement:

Term Section

Agreement Lead-in

Company Lead-in

Demand Registration 2.1(a)

Investor Lead-in

Purchase Agreement Lead-in

ARTICLE II

REGISTRATION RIGHTS

Section 2.1 Demand Registration.

(a) At any time after the date hereof, the Investor may require that the Company register for sale under the Securities Act all or any portion of the shares of Registrable Securities held by the Investor for sale in the manner specified in such notice (a "Demand Registration").

(b) Following receipt of any notice under this Section 2.1, the Company shall use its best efforts to effect the registration of the Registrable Securities under the Securities Act as soon as practicable for public sale in accordance with the method of disposition specified in the notice from the Investor described in Section 2.1(a), the number of shares of Registrable Securities specified in such notice.

(c) If Investor intends to distribute the Registrable Securities covered by its request by means of an underwriting, it shall so advise the Company as a part of its request made pursuant to this Section 2.1. If such method of disposition is an underwritten public offering, the Company may designate the managing underwriter of such offering, which underwriter shall be reasonably acceptable to the Company.

(d) A registration statement filed pursuant to this Section 2.1 may, subject to the following provisions and in addition to the Registrable Securities, include (i) shares of Common Stock for sale by the Company for its own account and (ii) shares of Common Stock held by persons other than the Company and the Investor (the "Other Shareholders"), in each case for sale in accordance with the method of disposition specified by the requesting holders. If such registration shall be underwritten, the Company and the Other Shareholders proposing to distribute their shares through such underwriting shall enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting on terms no more favorable to the Company and such Other Shareholders than the terms afforded the holders of Registrable Securities. If and to the extent that the managing underwriter determines that marketing factors require a limitation on the number of shares to be included in such registration, then the shares of Common Stock sought to be registered by Other Shareholders and shares of Common Stock to be sold by the Company for its own account shall be excluded from such registration to the extent so required by such managing underwriter, and unless the Other Shareholders and the Company have otherwise agreed in writing, such exclusion shall be applied first to the shares sought to be registered by the Other Shareholders to the extent required by the managing underwriter, and then to the shares of Common Stock of the Company to be included for its own account to the extent required by the managing underwriter. If the managing underwriter determines that marketing factors require a limitation of the number of Registrable Securities to be registered under this Section 2.1, then all securities to be sold other than Registrable Securities shall be excluded prior to any exclusion of Registrable Securities. No Registrable Securities or any other security excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If the Investor, or Other Shareholder who has requested inclusion in such registration as provided above, disapproves of the terms of the underwriting, such holder of securities may elect to withdraw therefrom by written notice to the Company and the managing underwriter. The securities so withdrawn shall also be withdrawn from registration. The Company shall not include, and shall not permit other holders of its securities to include, any securities in such Demand Registration other than securities of the same class or series as the Registrable Securities to which the demand request pursuant to Section 2.1 related.

(e) The Company may delay or postpone for up to ninety (90) days effecting a Demand Registration if the Company has delivered a certificate to the holders requesting such registration stating that the Board, acting in good faith, has determined that pursuance of such Demand Registration would be detrimental to the Company and its shareholders; provided, however, that in the event of any such postponement, the holders requesting such registration shall be entitled to withdraw the request for such Demand Registration and, if such request is withdrawn, such request shall not count as a Demand Registration hereunder; and provided, further, that the Company may not exercise its rights under this Section 2.1 more than once in any twelve-month period; and

(f) The Company shall be obligated to register the Registrable Securities pursuant to this Section 2.1 on two (2) occasions only, provided that a registration shall not be deemed to be such an occasion unless (i) it is declared effective and kept effective for the applicable period of time set forth in this Section 2.1 or (ii) it is withdrawn at the request of holders of the Registrable Securities (unless such withdrawal follows a material adverse change affecting the Company). Notwithstanding anything to the contrary contained herein, the Company shall not be required to effect a registration pursuant to this Section 2.1 during the period ending on the date which is one hundred and eighty (180) days after commencement of an underwritten public offering of the Common Stock under the Securities Act.

Section 2.2 Piggy-Back Registration.

(a) If the Company at any time (other than pursuant to Section 2.1 or Section 2.3) proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other shareholders of the Company or both (except with respect to (i) an Initial Public Offering, (ii) registration statements on Forms S-4, S-8 or any successor to such forms, (iii) another form not available for registering the Registrable Securities for sale to the public or any registration statement including only securities issued pursuant to a dividend reinvestment plan or (iv) a registration statement in which the only securities to be registered are securities issuable upon conversion of debt securities or other convertible securities which are also being registered), each such time it will promptly give written notice to the Investor of its intention so to do. Upon the written request of the Investor, received by the Company within twenty (20) days after the giving of any such notice by the Company, to register any or all of its Registrable Securities, the Company will use its commercially reasonable efforts to cause the Registrable Securities as to which registration shall have been so requested to be included in such registration statement. If the registration statement relates to an underwritten public offering, the Company shall so advise the Investor as a part of the written notice given pursuant to this Section 2.2. In such event, the right of the Investor to include Registrable Securities in such registration shall be conditioned upon such the Investor's participation in such underwriting to the extent provided herein. The Investor shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company.

(b) Notwithstanding any other provision of this Section 2.2, if the managing underwriter or underwriters determines that in its view, the number of shares of Registrable Securities requested to be included in such registration (including any securities that the Company and the Other Shareholders propose to be included that are not Registrable Securities) exceeds the largest number of shares that can be sold without having an adverse effect on such offering (the "Maximum Offering Size"), the number of shares to be included in such registration shall be allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such holders on the basis of the number of shares so requested to be included in such registration.

(c) The Company shall have the right to terminate or withdraw any registration contemplated under this Section 2.2 prior to the effectiveness of such registration, whether or not any holder of Registrable Securities has elected to include securities in such registration.

Section 2.3 Registration on Form S-3.   If at any time (i) the Investor requests that the Company file a registration statement on Form S-3 or any comparable or successor form thereto for a public offering of all or any portion of the shares of Registrable Securities held by the Investor, the reasonably anticipated aggregate price to the public of which would exceed $1,000,000, and (ii) the Company is a registrant entitled to use Form S-3 or any successor form thereto to register such shares, then the Company shall use its best efforts to register under the Securities Act on Form S-3 or any successor form thereto, for public sale in accordance with the method of disposition specified in such notice, the number of shares of Registrable Securities specified in such notice. The Company shall be obligated to register the Registrable Securities pursuant to this Section 2.2 on one occasion only

Section 2.4 Registration Procedures. If and whenever the Company is required by the provisions of Section 2.1, 2.2 or 2.3 to use its best efforts to effect the registration of any Registrable Securities under the Securities Act, the Company will, as expeditiously as possible:

(a) Prepare and file with the Commission a registration statement on the applicable form with respect to such securities and use its best efforts to cause such registration statement to become and remain effective until the earlier of (i) the sale of all of the Registrable Securities covered thereby and (ii) 270 days following the commencement of the offering thereunder; provided, however, that in the case of any registration of Registrable Securities on Form S-3 or on a comparable or successor form which are intended to be offered on a continuous or delayed basis, such 270 day period shall be extended, if necessary, until all such Registrable Securities are sold, provided that Rule 415 or any successor rule under the Securities Act permits an offering on a continuous or delayed basis;

(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified herein and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement in accordance with the sellers' intended method of disposition set forth in such registration statement for such period;

(c) Furnish to the Investor and to each underwriter copies of the registration statement and each such amendment and supplement thereto (together with all exhibits thereto) and the prospectus included therein and any other prospectus filed under Rule 424 or Rule 434 under the Securities Act as such Persons reasonably may request in order to facilitate the disposition of the Registrable Securities covered by such registration statement;

(d) Use its best efforts to register or qualify the Registrable Securities covered by such registration statement under the securities or "blue sky" laws of such jurisdictions as the sellers of Registrable Securities or, in the case of an underwritten public offering, the managing underwriter reasonably shall request, provided, however, that the Company shall not be required to (i) qualify to transact business as a foreign corporation in any jurisdiction where it is not so qualified, (ii) consent to general service of process or (iii) submit to taxation in any such jurisdiction, unless the Company is already subject to service or subject to taxation in such jurisdiction;

(e) Use its best efforts to list or qualify the Registrable Securities covered by such registration statement on any securities exchange or quotation system on which the Common Stock is then listed;

(f) Comply in all material respects with all applicable rules and regulations under the Securities Act and Exchange Act;

(g) Immediately notify each the Investor and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event which has resulted or would result in the prospectus contained in such registration statement, as then in effect, to include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare and furnish to the Investor and underwriter an updated prospectus;

(h) If the offering is underwritten and at the request of the Investor, use its best efforts to furnish on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such registration (i) an opinion, dated such date, of counsel to the Company, addressed to the underwriters and the sellers, to such effect as reasonably may be requested by the underwriters, and (ii) a letter, dated such date, from the independent public accountants retained by the Company, addressed to the underwriters, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five (5) Business Days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request, and deliver copies of such letter to the Investor;

(i) Upon reasonable notice and at reasonable times during normal business hours, make available for inspection by the Investor, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, reasonable access to all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(k) Notify the Investor (i) when the prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission for amendments or supplements to such registration statement or to amend or to supplement such prospectus or for additional information, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation of any proceeding for that purpose and (iv) of the suspension of the qualification of such securities for offering or sale in any jurisdiction, or of the institution of any proceeding for any of such purposes; and

(l) Take such other actions as the Investor or the underwriters reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including, without limitation, preparing for, and participating in, such number of "road shows" and all such other customary selling efforts as the underwriters reasonably request in order to expedite or facilitate such disposition.

Section 2.5 Expenses. The Company shall bear all expenses incurred in complying with Sections 2.1 through 2.4, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of transfer agents and registrars and costs of any insurance which might be obtained by the Company with respect to the offering by the Company; provided, however, that all underwriting discounts and selling commissions applicable to the sale of Registrable Securities, all transfer or stamp taxes and fees and disbursements for counsel to the sellers of Registrable Securities shall be borne by the sellers.

Section 2.6 Indemnification and Contribution.

(a) The Company shall indemnify, to the full extent permitted by law, the Investor, its officers, directors, employees and agents, each Person who controls the Investor (within the meaning of the Securities Act) and any investment adviser thereof or agent therefor, against all losses, claims, damages, liabilities and expenses (including costs of investigation and legal expenses) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement covering any Registrable Securities, any related prospectus or preliminary prospectus, or any amendment or supplement thereto, or any omission or alleged omission to state in any thereof a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or prospectus supplement, in light of the circumstances under which they were made) not misleading, except in each case insofar, but only insofar, as the same arises out of or is based upon an untrue statement or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact in such registration statement, prospectus, preliminary prospectus, amendment or supplement, as the case may be, made or omitted, as the case may be, in reliance upon and in conformity with written information furnished to the Company by the Investor, each Person who controls the Investor (within the meaning of the Securities Act) or any investment adviser thereof or agent therefor expressly for use therein. This indemnity is in addition to any liability that the Company may otherwise have. The Company shall also indemnify any underwriters of the Registrable Securities, selling brokers, dealer managers and similar securities industries professionals participating in the distribution and their officers and directors and each Person who controls such underwriters or other Persons (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Investor and other specified Persons.

(b) In connection with any registration statement covering Registrable Securities, the Investor shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with such registration statement, any related prospectus or preliminary prospectus, or any amendment or supplement thereto, and shall indemnify, to the full extent permitted by law, the Company, the Company's directors, officers, employees and agents, each Person who controls the Company (within the meaning of the Securities Act) and any investment adviser thereof or agent therefor, against all losses, claims, damages, liabilities and expenses (including costs of investigation and legal expenses) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement covering any Registrable Securities, any related prospectus or preliminary prospectus, or any amendment or supplement thereto, or any omission or alleged omission to state in any thereof a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or prospectus supplement, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that the same arises out of or is based upon an untrue statement or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact in such registration statement or in such related prospectus, preliminary prospectus, amendment or supplement, as the case may be, made or omitted, as the case may be, in reliance upon and in conformity with written information furnished to the Company by the Investor (including any Person who controls the Investor (within the meaning of the Securities Act) or any investment adviser thereof or agent therefore) expressly for use therein. Notwithstanding any other provision hereof, in no event shall the indemnification obligation of the Investor be greater in amount than the dollar amount of the proceeds received by the Investor upon the sale of the Registrable Securities giving rise to such obligation.

(c) Any Person entitled to indemnification under this Section 2.6 agrees to give prompt written notice to the indemnifying party after the receipt by such Person of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such Person will claim indemnification or contribution pursuant to this Agreement and, unless in the judgment of such indemnified party a conflict of interest may exist between such indemnified party and the indemnifying party with respect to such claim, permit the indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to such indemnified party (which may be regular counsel to the Company). If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it shall not be obligated to pay the fees and expenses of more than one counsel with respect to such claim, unless in the judgment of counsel to such indemnified party, expressed in a writing delivered to the indemnifying party, a conflict of interest may exist between such indemnified party and any other indemnified party with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels (which shall be limited to one counsel per indemnified party). The indemnifying party shall not be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld or delayed.

(d) (i) If the indemnification provided for in this Section 2.6 from the indemnifying party is unavailable to an indemnified party hereunder or is inadequate in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 2.6(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.6(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding any other provision hereof, in no event shall the contribution obligation of any holder be greater in amount than the excess of (A) the dollar amount of the proceeds received by such holder upon the sale of the Registrable Securities giving rise to such contribution obligation over (B) the dollar amount of any damages that such holder has otherwise been required to pay by reason of the untrue or alleged untrue statement or omission or alleged omission giving rise to such obligation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(iii) If indemnification is available under this Section 2.6, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 2.6(a) and 2.6(b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 2.6(d).

(iv) If any provision of an indemnification or contribution clause in an underwriting agreement or agency agreement executed by or on behalf of a holder of Registrable Securities differs from a provision in this Section 2.6, such provision in the underwriting agreement shall determine such holder's rights in respect thereof.

(e) The indemnities and obligations provided in this Section 2.6 shall survive the transfer of any Registrable Securities by such holder.

Section 2.7 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, so long as the Company is subject to the reporting requirements of the Exchange Act, the Company shall:

(a) Make and keep public information available, as those terms are defined in Rule 144 under the Securities Act (or any successor rule); and

(b) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act.

Section 2.8 Delay of Registration; Furnishing Information.

(a) No holder of Registrable Securities shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration of securities by the Company as the result of any controversy that might arise with respect to the interpretation or implementation of this Article II.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article II that the Investor requesting the inclusion of Registrable Securities in a registration, shall furnish to the Company in writing such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

Section 2.9 Miscellaneous.

(a) The rights granted to the Investor under this Article II with respect to Registrable Securities may be transferred to a permitted transferee of the Investor which either (1) is an Affiliate of such Investor or (2) acquires at least 80% of the shares of Registrable Securities, provided that (i) such transferee agrees to be bound by the provisions of this Agreement and (ii) at the time of transfer the Company is given written notice of the name and address of the transferee and the number and type of Registrable Securities being transferred. Any such permitted transferee shall be included in the definition of the Investor for the purposes of this Agreement.

(b) Any provision of this Article II may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 2.9 shall be binding upon the Investor and the Company. By acceptance of any benefits under this Article II, the holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

ARTICLE III

MISCELLANEOUS

Section 3.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy, facsimile or electronic transmission, (iii) sent by overnight courier, or (iv) sent by certified mail, return receipt requested, postage prepaid.

If to the Company to: Pacific CMA, Inc.

4750 Table Mesa Drive

Boulder, CO 80305

Fax: 303-494-6309

Attn: President

With a copy to: Thacher Proffitt & Wood

(which copy shall 1 Exchange Place, Suite 600

not be deemed notice) Jersey City, NJ 07302

Fax: 201-3693280

Attn: Michael Helmer, Esq.

If to the Company to: InfinityVentures.Net, Inc.

750 Columbus Avenue, Suite PHF

New York, NY 10025

Fax: 201-837-9818

Attn: President

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy, facsimile or electronic transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

Section 3.2 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.

Section 3.3 Modifications and Amendments. This Agreement may not be amended or modified, and no provision hereof may be waived, without the written consent of the Company and the Investor.

Section 3.4 Benefit. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives.

Section 3.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof. The parties hereto agree that all actions and proceedings arising in connection with this Agreement or any agreement, document or instrument executed in connection herewith shall be tried and litigated in the state and Federal courts located in New York, New York (other than appeals from those courts that may have to be heard outside of New York, New York).

Section 3.6 Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

Section 3.7 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

Section 3.8 No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing among the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

Section 3.9 Termination. Except as otherwise expressly set forth herein with respect to the termination of any specific provisions, this Agreement shall terminate upon the first to occur of (i) a Qualified Initial Public Offering, (ii) the Investor ceasing to hold any Registrable Securities and (iii) the sale of the Company, whether by merger, sale or transfer of capital stock representing a majority of voting power at elections for Directors of the Company, or sale of all or substantially all of its assets.

Section 3.10 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall be effective upon delivery of counterpart signatures by all parties hereto. Execution and delivery of this Agreement by facsimile transmission shall constitute execution and delivery of this Agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

Section 3.11 No Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect to any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 3.11.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

Pacific CMA, Inc.

By: /S/ SCOTT TURNER

Name: Scott Turner

Title: Director

Infinity Ventures.Net, Inc.

By: /S/ JONATHAN MIRSKY

Name: Jonathan Mirsky

Title: President

EXHIBIT 23.1 - CONSENT OF MOORES ROWLAND, INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

34th Floor, The Lee Gardens

33 Hysan Avenue

Causeway Bay, Hong Kong

Telephone (852) 2902 5555

Facsimile (852) 2610 0032

December 21, 2001

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Registration Statement Form SB-2 of our report dated March 30, 2001, on our audits of the consolidated financial statements of Pacific CMA, Inc. as of December 31, 1999 and 2000 and for the years then ended appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption "Experts" in this Prospectus.

Moores Rowland

Chartered Accountants

Certified Public Accountants

Hong Kong

EXHIBIT 23.2 - CONSENT OF FRASCONA JOINER GOODMAN AND GREENSTEIN, P.C.

Frascona Joiner Goodman and Greenstein, P.C.

4750 Table Mesa Drive

Boulder, CO 80305

ph.: 303 494 3000

fax: 303 494 6309

December 21, 2001

Board of Directors

Pacific CMA, Inc

4750 Table Mesa Drive

Boulder, Colorado 80305

Gentlemen:

We have acted as your counsel in the preparation of a Registration Statement on Form SB-2 (the "Registration Statement") filed by you with the Securities and Exchange Commission covering shares of Common Stock of Pacific CMA, Inc. (the "Stock").

In so acting, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, we are of the opinion that:

The Stock, when issued and delivered in the manner and/or the terms described in the Registration Statement (after it is declared effective), will be duly and validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm's name as an expert in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

Sincerely yours,

Frascona, Joiner, Goodman and Greenstein, P.C.

By: Gary S. Joiner

GSJ:gcc